Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ENTERPRISE FINANCIAL SERVICES CORP,

ENTERPRISE BANK & TRUST,

FIRST CHOICE BANCORP

and

FIRST CHOICE BANK

April 26, 2021

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EXHIBITS

Exhibit A	-	Form of Voting Agreement
Exhibit B	-	Form of Plan of Bank Merger

SCHEDULES

Schedule 1	-	First Choice Disclosure Schedule
Schedule 2	-	Enterprise Disclosure Schedule
Schedule 3	-	Example Calculation of Remediation Estimate Adjustment
Schedule 4	-	Example Calculation of Reduced Valuation Termination Conditions

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated April 26, 2021, is made by and among Enterprise Financial Services Corp, a Delaware corporation (“Enterprise”), Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Enterprise (“EB&T”), First Choice Bancorp, a California corporation (“First Choice”), and First Choice Bank, a California chartered commercial bank and wholly-owned subsidiary of First Choice (“First Choice Bank”).

W I T N E S E T H:

WHEREAS, the respective boards of directors of each of Enterprise and First Choice have determined that this Agreement and the business combination and related transactions contemplated hereby are fair to, and in the best interests of, their respective entities and shareholders and consistent with and in furtherance of their respective business strategies;

WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) First Choice will merge with and into Enterprise, with Enterprise as the surviving entity (the “Merger”), and thereafter (ii) First Choice Bank will merge with and into EB&T, with EB&T as the surviving entity (the “Bank Merger”);

WHEREAS, for United States federal income Tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code (a “368 Reorganization”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations;

WHEREAS, as a material inducement and as additional consideration to Enterprise to enter into this Agreement, each of the directors of First Choice, solely in their capacity as shareholders of First Choice, have entered into a voting agreement with Enterprise dated as of the date hereof, the form of which is attached hereto as Exhibit A (collectively, the “Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of First Choice Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and the Voting Agreements;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in ARTICLE VIII hereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, First Choice shall merge with and into Enterprise in accordance with the DGCL and the CGCL. Upon consummation of the Merger, at the Effective Time, the separate corporate existence of First Choice shall cease and Enterprise shall survive and continue to exist as a corporation incorporated under the laws of the State of Delaware (Enterprise, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the certificate of incorporation and bylaws of Enterprise as in effect immediately prior to the Effective Time.

Section 1.03 Directors and Officers of Surviving Entity.

(a) Subject to the provisions of Section 1.03(b), the directors and officers of Enterprise immediately prior to the Effective Time shall, from and after the Effective Time, serve as directors and officers of the Surviving Entity.

(b) Subject to compliance with applicable Law (including, to the extent applicable, the continued listing requirements of Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted)), prior to the Effective Time, Enterprise shall take all necessary corporate or other action so that from and after the Effective Time, at the election of Enterprise, either (i) the size of the board of directors of Enterprise (the “Enterprise Board”) is increased by one member, or (ii) one of the then incumbent directors resigns from the Enterprise Board, and in either case one member of the First Choice Board who is independent with respect to Enterprise for purposes of the listing requirements of Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted), selected by mutual agreement of First Choice and Enterprise (the “First Choice Director”), is elected or appointed to the Enterprise Board to fill the vacancy on the Enterprise Board created by such increase or resignation, as applicable. Until the Effective Time, First Choice shall cause the First Choice Board to maintain at least one director who is a member of the First Choice Board on the date of this Agreement and who is independent with respect to Enterprise for purposes of the listing requirements of Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted).

Section 1.04 Bank Merger.

(a) At such time following the Effective Time as Enterprise may determine, First Choice Bank will be merged with and into EB&T upon the terms and with the effect set forth in the Plan of Bank Merger, the form of which is attached hereto as Exhibit B.

(b) The directors and officers of EB&T immediately prior to the effective time of the Bank Merger shall, from and after such effective time, serve as directors and officers of EB&T, as the surviving bank.

Section 1.05 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Enterprise and First Choice will make all such filings as may be required by applicable Laws to consummate the Merger. The Merger shall become effective upon filing the Certificate of Merger with the Secretary of State of the State of Delaware on the Closing Date or such later date and/or time as may be specified in the Certificate of Merger (the “Effective Time”). Promptly thereafter, Enterprise shall file a copy of the Certificate of Merger certified by the Secretary of State of the State of Delaware with the Secretary of State of the State of California.

(b) The Bank Merger shall become effective as set forth in the Plan of Bank Merger. Promptly following effectiveness of the Bank Merger, EB&T shall file a copy of the articles of merger certified by the Missouri Division of Finance with the Secretary of State of the State of California and the DFPI. First Choice Bank shall execute such certificates or articles of combination and such other documents and certificates as may be reasonably requested by Enterprise to effectuate the Bank Merger.

(c) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on such date and at such time as Enterprise and First Choice mutually agree, which such date shall be no later than fifteen (15) days after all of the conditions to the Closing set forth in ARTICLE VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (such date, the “Closing Date”) remotely via the electronic exchange of documentation between the parties (via electronic transmission or other similar means for exchanging documentation), or at such place as Enterprise and First Choice may mutually agree.

Section 1.06 Additional Actions. If, at any time after the Effective Time, Enterprise shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other actions are necessary or desirable to carry out the purposes of this Agreement, First Choice, First Choice Bank and their respective Subsidiaries shall be deemed to have granted to Enterprise an irrevocable power of attorney to execute and deliver, in its official corporate capacity, all such deeds, assignments or assurances in Law and to take any other actions as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Enterprise are authorized in the name of First Choice, First Choice Bank and their respective Subsidiaries to execute and deliver any and all such deeds, assignments or assurances in Law and to take any and all such actions.

Section 1.07 Reservation of Right to Revise Structure. At Enterprise’s election, without the approval of First Choice, the business combination contemplated by this Agreement may alternatively be structured so that (a) First Choice is merged with and into any other direct or indirect wholly-owned Subsidiary of Enterprise, (b) any direct or indirect wholly-owned Subsidiary of Enterprise is merged with and into First Choice, (c) First Choice Bank is merged with and into any other direct or indirect wholly-owned Subsidiary of EB&T, (d) any direct or indirect wholly-owned Subsidiary of EB&T is merged with and into First Choice Bank, (e) EB&T is merged with and into First Choice Bank, or (f) the Bank Merger is delayed or abandoned and each of First Choice Bank and EB&T continue to operate as separate banking Subsidiaries of Enterprise; provided, however, that no such change shall (i) alter or change the Merger Consideration, (ii) impede or delay consummation of the Merger (including any Closing Regulatory Approval), (iii) adversely alter or change the United States federal income Tax treatment of holders of First Choice Stock in connection with the Merger from what such treatment would have been absent such change (including, but not limited to, any such change that would result in the Merger failing to qualify as a 368 Reorganization), (iv) require submission to or approval of First Choice’s shareholders after the plan of merger set forth in this Agreement has been submitted to or approved by First Choice’s shareholders, (v) require submission to or approval of Enterprise’s shareholders after the plan of merger set forth in this Agreement has been submitted to or approved by Enterprise’s shareholders; or (vi) otherwise adversely affect First Choice, First Choice Bank or any shareholder of First Choice in any material respect. In the event that Enterprise elects to make such a change, the parties agree to execute appropriate documents reasonably required to reflect the change.

ARTICLE II.

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Stock. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Enterprise, First Choice or any shareholder of First Choice:

(a) Each share of Enterprise Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of First Choice Stock owned directly by Enterprise, First Choice or any of their respective Subsidiaries, as treasury stock or otherwise (other than shares in trust accounts, managed accounts and the like for the benefit of customers), immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Subject to the other provisions of this ARTICLE II, each share of First Choice Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, shares of First Choice Common Stock underlying First Choice Stock Awards) (other than First Choice Common Stock to be cancelled pursuant to Section 2.01(b) and Dissenting Shares) shall be converted into the right to receive 0.6603 (as may be adjusted pursuant to Section 5.18(d), the “Exchange Ratio”) shares of Enterprise Common Stock.

(d) After the Effective Time, (i) all shares of First Choice Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, except as to Dissenting Shares, and shall thereafter represent only the right to receive the Stock Consideration, and (ii) each holder of a Certificate or a Book-Entry Share, except as to Dissenting Shares, will cease to have any rights with respect thereto, except the right to receive the Stock Consideration.

Section 2.02 Stock Options and Other Stock Based Awards.

(a) Unless otherwise noted, the provisions of this Section 2.02(a) pertain to all options to acquire shares of First Choice Common Stock which are outstanding and unexercised immediately prior to the Effective Time (collectively, the “First Choice Options”). At the Effective Time, each First Choice Option granted under any First Choice Benefit Plan that is unvested immediately prior to the Effective Time will vest or be forfeited, as the case may be, pursuant to the terms of the applicable First Choice Benefit Plan and/or award agreement. Each vested and outstanding First Choice Option at the Effective Time shall be canceled and extinguished at the Effective Time and exchanged for the right to receive (without interest) an amount of cash equal to the product of (i) the aggregate number of shares of First Choice Common Stock issuable upon exercise of such First Choice Option and (ii) the excess, if any, of (A) the product of (x) the Exchange Ratio and (y) the Average VWAP as of the Trading Day immediately preceding the Closing Date over (B) the per-share exercise price of such First Choice Option (the “Option Consideration”), less any applicable Taxes required to be withheld with respect to such cash payment. The Surviving Entity shall pay, or cause to be paid, the Option Consideration to holders of First Choice Options through the next administratively practicable payroll following the Effective Time. First Choice shall use Commercially Reasonable Efforts to obtain the written acknowledgement of each holder of a then-outstanding First Choice Option with regard to the cancellation of such First Choice Option and the payment therefor in accordance with the terms of this Agreement.

(b) The provisions of this Section 2.02(b) pertain to all restricted stock awards and other stock-based awards granted by First Choice, including but not limited to awards granted under the First Choice Stock Plans, issued and outstanding immediately prior to the Effective Time except for First Choice Options (collectively, the “First Choice Stock Awards”). At the Effective Time, each First Choice Stock Award that is unsettled or unvested immediately prior to the Effective Time will vest or be cancelled, as the case may be, pursuant to the terms of the applicable First Choice Stock Plan and/or award agreement.

Section 2.03 Merger Consideration. For the avoidance of doubt, the total consideration to be paid by Enterprise in the Merger (the “Merger Consideration”) is (a) the aggregate number of shares of Enterprise Common Stock to be issued to holders of First Choice Common Stock, pursuant to Section 2.01(c) and Section 2.02(b) above, plus cash in lieu of any fractional share interest paid pursuant to Section 2.04 (the “Stock Consideration”), and (b) the aggregate amount of Option Consideration payable to holders of First Choice Options pursuant to Section 2.02(a) above.

Section 2.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Enterprise Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Each holder of shares of First Choice Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Enterprise Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share (rounded to the nearest one hundredth of a share) by the Average VWAP as of the Trading Day immediately preceding the Closing Date.

Section 2.05 Plan of Reorganization. It is intended that the Merger shall constitute a 368 Reorganization, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code and Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and until the Closing, each party hereto shall use Commercially Reasonable Efforts to cause the Merger to qualify as a 368 Reorganization, and each of Enterprise and First Choice shall obtain the opinions referred to in Section 6.01(e).

Section 2.06 Dissenting Shares. Each outstanding share of First Choice Common Stock the holder of which has perfected his, her or its right to dissent pursuant to Chapter 13 of the CGCL, including making a demand of First Choice to purchase his, her or its shares pursuant to Section 1301 of Chapter 13 of the CGCL and submitting his, her or its shares for endorsement pursuant to Section 1302 of Chapter 13 of the CGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Stock Consideration, and the holder thereof shall be entitled only to such rights as are granted by the CGCL. First Choice shall give Enterprise prompt notice upon receipt by First Choice of any such written demands for payment of the fair value of such shares of First Choice Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of First Choice Common Stock shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the First Choice Common Stock held by such holder shall be converted on a share by share basis into the right to receive the Stock Consideration in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by Enterprise within the time period set forth in the CGCL.

Section 2.07 Deposit of Stock Consideration.

(a) At or before the Effective Time, Enterprise shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates or, at Enterprise’s option, evidence of shares in book entry form, representing the number of shares of Enterprise Common Stock issuable to the holders of First Choice Common Stock pursuant to Section 2.01(c) above and any cash in lieu of fractional shares pursuant to Section 2.04 (collectively, the “Exchange Fund”), and Enterprise shall instruct the Exchange Agent to timely pay such Stock Consideration from the Exchange Fund in accordance with the terms of this Agreement.

(b) Any portion of the Exchange Fund that remains unclaimed as of the first anniversary of the Closing Date (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Enterprise. Any former shareholders of First Choice who have not theretofore complied with Section 2.08 shall thereafter look only to Enterprise for payment of the Stock Consideration. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Stock Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of First Choice Common Stock represented by any Certificate or Book-Entry Share for any Stock Consideration which is paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.08 Exchange Procedures.

(a) Enterprise shall cause the Exchange Agent, as soon as practicable after the Effective Time but in no event later than ten (10) days thereafter, to mail to each holder of a Certificate and each holder of a Book-Entry Share(s), (i) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Stock Consideration. The Letter of Transmittal shall be subject to the approval of First Choice (which shall not be unreasonably withheld, conditioned or delayed).

(b) Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share(s), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Share(s) shall be entitled to receive in exchange therefor a (i) a certificate (or evidence of shares in book-entry form, as applicable) representing the number of shares of Enterprise Common Stock that such holder is entitled to receive pursuant to the provisions of this ARTICLE II, and (ii) a check in the amount equal to (A) the amount of any cash payable in lieu of fractional shares of Enterprise Common Stock pursuant to Section 2.04 and (B) any dividends and other distributions pursuant to Section 2.08(d). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Stock Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.08(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Stock Consideration.

(c) In the event a transfer of ownership of a Certificate is not registered in the stock transfer records of First Choice, the Stock Consideration payable with respect to such Certificate shall be issued or paid to a Person other than the Person in whose name the Certificate is registered if (i) such Certificate shall be properly endorsed or otherwise be in proper form for transfer, (ii) the Person requesting such issuance shall pay any transfer or other similar Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate or establish, to the reasonable satisfaction of Enterprise, that such Tax has been paid or is not applicable, and (iii) the Person requesting such issuance or payment shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of First Choice Common Stock represented by any Certificate, Enterprise and Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Stock Consideration payable with respect to such Certificate and file Legal Proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(d) If a dividend or other distribution is declared by Enterprise in respect of the Enterprise Common Stock, the record date for which is at or after the Effective Time, such declaration shall include dividends or other distributions in respect of all shares of Enterprise Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Enterprise Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate or Book-Entry Shares are surrendered for exchange in accordance with this ARTICLE II. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Shares and the issuance of Enterprise Common Stock in exchange therefor, there shall be paid to the holder of such Enterprise Common Stock, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time but prior to such surrender payable with respect to such Enterprise Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Enterprise Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(e) The parties intend that no withholding shall be required with respect to the Merger. However, Enterprise (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of First Choice Common Stock or First Choice Options such amounts as Enterprise is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by Enterprise or the Exchange Agent, as applicable.

Section 2.09 Anti-Dilution Provisions. In the event that before the Effective Time Enterprise changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Enterprise Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Enterprise Common Stock, the Merger Consideration will be appropriately and proportionately adjusted to provide the holders of First Choice Common Stock, First Choice Options and First Choice Stock Awards the same economic effect as contemplated by this Agreement based on the shares of Enterprise Common Stock issued and outstanding prior to such event; provided, that for the avoidance of doubt, no such adjustment shall be made with regard to the Enterprise Common Stock if (a) Enterprise repurchases outstanding shares of Enterprise Common Stock, (b) Enterprise issues additional shares of Enterprise Common Stock and receives consideration for such shares in a bona fide third party transaction, or (c) Enterprise issues employee or director stock options, restricted stock awards, grants or similar equity awards or Enterprise issues Enterprise Common Stock upon exercise or vesting of any such options, grants or awards.

Section 2.10 Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Enterprise or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Enterprise may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Stock Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF FIRST CHOICE AND FIRST CHOICE BANK

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, First Choice and First Choice Bank have delivered to Enterprise a schedule (the “First Choice Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this ARTICLE III or to one or more of First Choice’s or First Choice Bank’s covenants contained in ARTICLE V.

(b) Except as set forth in the First Choice Disclosure Schedule (subject to Section 9.12), First Choice and First Choice Bank hereby represent and warrant, jointly and severally, to Enterprise as follows in this ARTICLE III.

(c) Notwithstanding any other provision in this ARTICLE III to the contrary, any representations or warranties of First Choice Bank shall be made on behalf of First Choice Bank, and where applicable, First Choice Bank’s wholly-owned Subsidiaries, and not on behalf of First Choice or any of First Choice’s Subsidiaries, or of any Affiliate of First Choice or of First Choice Bank. Further, the representations and warranties of First Choice Bank in this ARTICLE III shall be limited solely with respect to First Choice Bank, and where applicable, First Choice Bank’s wholly-owned Subsidiaries, to the extent necessary if (i) a Governmental Authority having jurisdiction over First Choice Bank by written communication addressed to First Choice Bank or its board of directors informs First Choice Bank or its board of directors that such Governmental Authority has determined that any obligation of First Choice Bank resulting from such representations or warranties violates Sections 23A or 23B of the Federal Reserve Act, as amended, or another Law applicable to First Choice Bank or First Choice, (ii) a Governmental Authority notifies First Choice Bank that such representations or warranties, or the obligations resulting therefrom, would result in an adverse impact on First Choice Bank’s examination ratings or (iii) such representations or warranties, or the obligations resulting therefrom, would give rise to civil money penalties or other sanctions.

Section 3.02 Organization, Standing and Authority.

(a) First Choice is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California, is duly registered as a bank holding company under the BHC Act, and has not elected to be a treated as a financial holding company under the GLB Act. First Choice has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it. First Choice is duly licensed, registered or qualified to do business in the State of California and in each other jurisdiction in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on First Choice, and all such licenses, registrations and qualifications are in full force and effect.

(b) First Choice Bank is a California state-chartered commercial bank, and subject to regulation by the DFPI. First Choice Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. First Choice Bank is duly incorporated, validly existing and in good standing under the Laws of the State of California and is duly licensed, registered or qualified to do business in the State of California and in each other jurisdiction where its ownership or leasing of property and assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on First Choice Bank, and all such licenses, registrations and qualifications are in full force and effect. First Choice Bank is a member in good standing of Federal Reserve Bank of San Francisco.

(c) The minute books of First Choice and each First Choice Subsidiary (including First Choice Bank) accurately record in all material respects all corporate actions of its equity holders and board of directors, board of managers, trustees or similar governing body (including any committees with respect thereto).

(d) First Choice and First Choice Bank have delivered or otherwise made available to Enterprise true, correct and complete copies of the articles of incorporation and bylaws of First Choice, and all similar organizational and governing documents of each First Choice Subsidiary (including First Choice Bank), each as amended to date and in effect as of the date hereof. None of First Choice, First Choice Bank nor any other First Choice Subsidiary is in violation in any material respect of any of the terms of its articles of incorporation, bylaws, or similar organizational or governing documents.

Section 3.03 Capital Stock.

(a) The authorized capital stock of First Choice consists solely of (i) 100,000,000 shares of First Choice Common Stock of which, as of March 31, 2021, 11,824,487 shares are issued and outstanding and 504,511 shares are held in treasury, and (ii) 100,000,000 shares of First Choice Preferred Stock (the First Choice Preferred Stock together with the First Choice Common Stock, the “First Choice Stock”), of which, as of March 31, 2021, none are issued and outstanding. As of March 31, 2021, no shares of First Choice Common Stock or First Choice Preferred Stock were reserved for issuance, except for 309,729 shares of First Choice Common Stock reserved for issuance pursuant to the First Choice Stock Plans in connection with currently outstanding First Choice Stock Awards. Section 3.03(a) of the First Choice Disclosure Schedule sets forth a true, correct and complete list of the holders of First Choice Options and First Choice Stock Awards as of a date within five (5) Business Days of the date of this Agreement, showing the number of shares of First Choice Common Stock subject thereto, the grant and vesting dates thereof, and the exercise price thereof (if applicable).

(b) No First Choice Subsidiary owns any shares of First Choice Stock. The outstanding shares of First Choice Common Stock are, and all First Choice Common Stock reserved for issuance as noted in Section 3.03(a) above, shall be upon receipt of valid consideration therefor against delivery thereof, when issued, duly authorized, validly issued, fully paid and non-assessable, and are not subject to, and have not been or will not be issued in violation of, any preemptive or similar rights of any First Choice shareholder. All shares of First Choice Common Stock issued and outstanding have been issued in compliance in all material respects with and not in violation of any applicable United States federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of First Choice Common Stock issued and outstanding immediately prior to the Effective Time.

(c) Except for First Choice Options and First Choice Stock Awards, as of the date of this Agreement there are no options, warrants or other similar rights, convertible or exchangeable securities, restricted shares, restricted stock units, “phantom stock” rights, stock appreciation rights, stock based performance units or Contracts to which First Choice or any First Choice Subsidiary is a party, in each case of any character relating to the issued or unissued capital stock or other securities of First Choice or any First Choice Subsidiary or obligating First Choice or any First Choice Subsidiary to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, First Choice or any First Choice Subsidiary. As of the date of this Agreement, there are no obligations, contingent or otherwise, of First Choice or any First Choice Subsidiary to repurchase, redeem or otherwise acquire any shares of First Choice Stock or capital stock of any First Choice Subsidiary or any other securities of First Choice or any First Choice Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any First Choice Subsidiary. As of the date of this Agreement, there are no Contracts with respect to the control of First Choice and/or the voting of First Choice Stock to which First Choice or any First Choice Subsidiary is a party and, to the Knowledge of First Choice, except for the Voting Agreements, no such Contracts between any Persons exist. There are no other Contracts under which First Choice is obligated to register the sale of any of its securities under the Securities Act. Since January 1, 2021, First Choice has not (i) issued or repurchased any shares of First Choice Common Stock, or other equity securities of First Choice or (ii) issued or awarded any First Choice Stock Awards.

(d) First Choice has provided or made available to Enterprise complete and accurate copies of the First Choice Stock Plans and the forms of all award agreements related thereto.

Section 3.04 Subsidiaries.

(a) Section 3.04(a) of the First Choice Disclosure Schedule sets forth a true, correct and complete list of all First Choice Subsidiaries, including the jurisdiction of organization and all jurisdictions in which such First Choice Subsidiary is qualified to do business. Additionally, (i) First Choice owns, directly or indirectly, all of the issued and outstanding equity securities of each First Choice Subsidiary, (ii) no equity securities of any First Choice Subsidiary are, or may become, required to be issued (other than to First Choice) by reason of any contractual right or otherwise, (iii) there are no Contracts by which any First Choice Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to First Choice or a wholly-owned First Choice Subsidiary), (iv) there are no Contracts relating to First Choice’s rights to vote or to dispose of the equity securities of any First Choice Subsidiary, (v) all of the equity securities of each First Choice Subsidiary are held by First Choice, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each First Choice Subsidiary that are owned, directly or indirectly, by First Choice or any other First Choice Subsidiary, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b) Neither First Choice nor any First Choice Subsidiary, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. § 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than First Choice Bank. Neither First Choice nor any First Choice Subsidiary beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each First Choice Subsidiary (other than First Choice Bank, the organizational status of which is addressed in Section 3.02(b) above) has been duly organized and is in good standing under the Laws of the jurisdiction of its organization and is duly licensed, registered or qualified to do business and is in good standing in the jurisdictions in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on First Choice or First Choice Bank, and all such licenses, registrations and qualifications are in full force and effect.

Section 3.05 Power and Authority Relative to this Agreement; No Conflict.

(a) Each of First Choice and First Choice Bank has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and, subject to making or obtaining the Regulatory Approvals, the Requisite First Choice Shareholder Approval, and the First Choice Bank Shareholder Approval, to consummate the transactions contemplated hereby and thereby.

(b) Subject only to the receipt of the Requisite First Choice Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which First Choice is a party, and the consummation by First Choice of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action of First Choice and the First Choice Board on or prior to the date hereof. The Requisite First Choice Shareholder Approval is the only vote or consent of the holders of any class or series of First Choice’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. Subject only to the receipt of the First Choice Bank Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which First Choice Bank is a party, and the consummation by First Choice Bank of the transactions contemplated hereby, including the Bank Merger, have been duly authorized by all necessary organizational action of First Choice Bank and First Choice Bank’s board of directors on or prior to the date hereof. Subject to its applicable fiduciary obligations, the First Choice Board has resolved to recommend adoption of this Agreement by First Choice’s shareholders and has directed that this Agreement be submitted to First Choice’s shareholders for approval at a meeting of such shareholders. Except for the receipt of the Requisite First Choice Shareholder Approval and the First Choice Bank Shareholder Approval, no other corporate or organizational proceedings on the part of First Choice, First Choice Bank nor any other First Choice Subsidiary (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement and all other agreements and documents contemplated hereby to which First Choice or First Choice Bank is a party, the performance by First Choice and First Choice Bank of its obligations hereunder and thereunder and the consummation by First Choice and First Choice Bank of the transactions contemplated hereby and thereby. Each of First Choice and First Choice Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Enterprise and EB&T, this Agreement constitutes a valid and legally binding obligation of First Choice and First Choice Bank, enforceable against First Choice and First Choice Bank in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general equity principles or by 12 U.S.C. § 1818(b)(6)(d) (or any successor statute) and other applicable authority of bank regulators).

(c) The execution, delivery and performance of this Agreement and each other agreement or document contemplated hereby to which First Choice or First Choice Bank is a party, the consummation by First Choice and First Choice Bank of the transactions contemplated hereby and thereby, and compliance by First Choice and First Choice Bank with the terms and provisions hereof and thereof, do not and will not (i) subject to obtaining the Requisite First Choice Shareholder Approval and the First Choice Bank Shareholder Approval, result in a violation or breach of, or conflict with, any provision of the articles of incorporation or bylaws of First Choice or any similar organizational or governing document of First Choice Bank or any First Choice Subsidiary, (ii) result in a violation or breach of, conflict with any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to a right of purchase under, accelerate the performance required by First Choice, First Choice Bank or any First Choice Subsidiary under, result in a right of termination or acceleration under, or require any consent, approval or notice under, any material agreement filed as an exhibit to First Choice’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “First Choice 2020 Form 10-K”), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of First Choice, First Choice Bank or any First Choice Subsidiary, or (iv) subject to making or obtaining the Regulatory Approvals, violate any Law or Order applicable to First Choice, First Choice Bank or any First Choice Subsidiary or any of their respective properties or assets, other than, with respect to clauses (ii), (iii) and (iv), any such violation, breach, conflict, default or creation which would not reasonably be expected to have a Material Adverse Effect.

Section 3.06 SEC Documents; Financial Statements.

(a) First Choice has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2018 (the “First Choice Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be file or furnished or to pay such fees and assessments would not be material. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the First Choice Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such First Choice Reports, and none of the First Choice Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (and in the case of filings under the Securities Act, at the time it was declared effective), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from the SEC with respect to any of the First Choice Reports.

(b) The consolidated financial statements of First Choice and First Choice Subsidiaries (including any related notes and schedules thereto) included in the First Choice Reports (the “Financial Statements”) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared from the books and records of First Choice and First Choice Subsidiaries, and all such books and records have been maintained in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and any other legal and accounting requirements, and fairly present, in all material respects, the consolidated financial position of First Choice and First Choice Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of First Choice and First Choice Subsidiaries as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure.

(c) First Choice and each First Choice Subsidiary has established and maintains (i) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by First Choice in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to First Choice’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of First Choice required under the Exchange Act with respect to such reports, and (ii) internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of Financial Statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of First Choice and First Choice Subsidiaries are being made only in accordance with the authorization of First Choice’s management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of First Choice and the First Choice Subsidiaries. First Choice has disclosed, based on management’s most recent evaluation prior to the date hereof, to First Choice’s outside auditors, the audit committee of the First Choice Board and First Choice (x) any significant deficiencies or material weaknesses in the design or operation of such controls which could adversely affect in any material respect First Choice’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (y) any fraud, whether or not material, that involves management or other employees who have a role in First Choice’s internal control over financial reporting or preparation of First Choice’s Financial Statements. First Choice and each First Choice Subsidiary, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (1) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq (or other Trading Market on which the First Choice Common Stock is then listed or quoted).

(d) Since January 1, 2018, none of First Choice, First Choice Subsidiaries or, to First Choice’s Knowledge, any director, officer, employee, auditor, accountant or representative of First Choice or any First Choice Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Choice or any First Choice Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Choice or any First Choice Subsidiary has engaged in illegal accounting or auditing practices or otherwise relating to the Sarbanes-Oxley Act.

Section 3.07 Regulatory Reports. First Choice and First Choice Subsidiaries have duly filed with the FRB, DFPI and any other applicable Governmental Authority all reports and other documents required to be filed under applicable Laws and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, true, correct and complete, and in compliance with the requirements of applicable Laws. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified First Choice or any First Choice Subsidiary in writing or, to First Choice’s Knowledge, orally, that it has initiated or has pending any proceeding or, to First Choice’s Knowledge, threatened an investigation into the business or operations of First Choice or any First Choice Subsidiary that would reasonably be expected to be material. To First Choice’s Knowledge, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of First Choice or any First Choice Subsidiary. There have been no material written or, to First Choice’s Knowledge, oral, inquiries by, or written or, to First Choice’s Knowledge, oral, disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of First Choice or any First Choice Subsidiary since January 1, 2018.

Section 3.08 Regulatory Approvals; No Defaults. No consents, approvals, orders or authorizations of, waivers by, filings or registrations with, or notices to, any Governmental Authority are required to be made or obtained by First Choice, First Choice Bank or any First Choice Subsidiary in connection with the execution, delivery and performance by First Choice and First Choice Bank of this Agreement, and each other agreement or document contemplated hereby to which First Choice or First Choice Bank is a party, and the consummation by First Choice and First Choice Bank of the transactions contemplated hereby and thereby (including the Merger and Bank Merger), except for the Regulatory Approvals. First Choice has no Knowledge of any reason that (i) the Regulatory Approvals will not be made or obtained or (ii) any Burdensome Condition would be imposed.

Section 3.09 Absence of Certain Changes or Events. Since January 1, 2021, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of First Choice or any First Choice Subsidiary which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to First Choice or First Choice Bank. From January 1, 2021, neither First Choice nor any First Choice Subsidiary has (a) made any change in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by First Choice’s independent accountants, (b) made any declaration, setting aside or payment of any dividend or distribution in respect of any of its capital stock or any redemption, purchase or other acquisition of any of its securities; (c) except as required by Law or in the Ordinary Course of Business, increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan; (d) made any other increase in the compensation payable or to become payable to any directors, officers or employees of First Choice or any First Choice Subsidiary (other than normal salary adjustments to officers and employees made in the Ordinary Course of Business); (e) granted any severance or termination pay or entered into any Contract to make or grant any severance or termination pay; (f) paid any bonus or taken any other action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of First Choice or any First Choice Subsidiary; (g) made any material election or material change in existing elections for United States federal or state Tax purposes; (h) made any material change in its credit policies or procedures, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (i) made any material acquisition or disposition of any assets or properties, or entered into any Contract for any such acquisition or disposition, other than First Choice Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; (j) received any comments, warnings, criticism, or other communication from the SBA, or any other source, as to the enforceability by First Choice or any First Choice Subsidiary of Loans that First Choice or First Choice Subsidiary originated or serviced, any impairment as to the ability of First Choice or any First Choice Subsidiary to continue to originate or service, Loans that are originated under any program administered by or related to the SBA, or as to the disqualification, cancellation or termination of any Loan by the SBA, denial or potential denial by the SBA of a Loan guarantee, or failure of First Choice or any First Choice Subsidiary to comply to the regulations, protocols and procedures promulgated by the SBA; and (k) entered into any lease of real or personal property, other than in connection with foreclosed property.

Section 3.10 Compliance with Laws.

(a) First Choice and each First Choice Subsidiary is, and has been since January 1, 2018, in compliance, in all material respects, with all applicable Laws, including, without limitation, Privacy and Information Security Requirements, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, as amended, the Fair Debt Collection Practices Act, the Dodd-Frank Act (including as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act, Pub. L. No. 115-174, S. 2155 (2018)), Sections 23A and 23B of the Federal Reserve Act, the Small Business Act (and regulations promulgated by the SBA), the Federal Deposit Insurance Act, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering and trade sanctions Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing administration and collection of mortgage loans, consumer loans, SBA loans and, where applicable, the statutes and regulations of the State of California related to banks and banking and the COVID-19 Measures.

(b) First Choice, each First Choice Subsidiary, and to First Choice’s Knowledge, each of their respective employees, have all material permits, licenses, registrations, authorizations, variances, clearances, exemptions, consents, orders, designations, authorizations and approvals of Governmental Authorities (“Permits”) that are required in order for First Choice and each First Choice Subsidiary to own or lease its properties and to conduct its business as presently conducted. For this Section 3.10(b), each Permit related to originating and/or servicing Loans, including but not limited to Loans associated with programs administered by the SBA, will be deemed material for purposes hereof. All such Permits are in full force and effect and, to First Choice’s Knowledge, no suspension, revocation or cancellation of any of Permit is threatened. Since January 1, 2018, neither First Choice nor First Choice Bank has any approved but unopened offices or branches. Any existing branches or offices are currently maintained in compliance with United States federal and state banking Laws, as well as local laws or ordinances regarding conducting business activities on the relevant premises.

Section 3.11 Legal Proceedings; Orders

(a) There is no suit, action, demand, claim, arbitration, mediation, audit, notice of violation or default, notice of non-compliance, order to show cause, market conduct examination, hearing, inquiry, investigation or other proceeding of any nature (in each case, whether civil, criminal, administrative, investigative, formal, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (“Legal Proceedings”) pending or, to First Choice’s Knowledge, threatened against First Choice or any First Choice Subsidiary or to which First Choice or any First Choice Subsidiary is a party including any such Legal Proceeding that challenges the validity or proprietary of the transactions contemplated by this Agreement, which could adversely affect the ability of First Choice or First Choice Bank to perform its obligations under this Agreement, or that would individually or in the aggregate result in a Material Adverse Effect on First Choice.

(b) There is no injunction, order, writ, assessment, judgment, decision or decree of a Governmental Authority (“Order”), whether temporary, preliminary, or permanent, imposed upon First Choice or any First Choice Subsidiary, or the assets of First Choice or any First Choice Subsidiary (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), and neither First Choice nor any First Choice Subsidiary has been advised in writing or, to First Choice’s Knowledge, orally, or otherwise has Knowledge of, the threat of any such Order.

(c) Since January 1, 2018, neither First Choice nor any First Choice Subsidiary has received any written or, to First Choice’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in material compliance with any Law which such Governmental Authority enforces or (ii) threatening to revoke any material Permit.

Section 3.12 First Choice Material Contracts; Defaults

(a) Section 3.12(a) of the First Choice Disclosure Schedule sets forth a true, correct and complete list of Contracts (including any and all amendments and modifications thereto) that, as of the date hereof, First Choice or any First Choice Subsidiary is a party to, bound by or subject to (i) with respect to the employment of any of its directors, officers or employees, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreement or arrangement; (ii) which would entitle any of its present or former directors, officers or employees to indemnification from First Choice or any First Choice Subsidiary; (iii) which upon (A) the execution or delivery of this Agreement or any other agreement or document to which First Choice or such Subsidiary is a party, (B) receipt of the Requisite First Choice Shareholder Approval or (C) the consummation of the transactions contemplated by this Agreement (including the Merger) will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from First Choice, First Choice Bank, the Surviving Entity, EB&T or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such Person upon a change-of-control; (iv) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Choice or any First Choice Subsidiary is an obligor to any Person, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties, in each case made in the Ordinary Course of Business; (vi) relating to the lease of real property or personal property having a value in excess of $50,000 per annum; (vii) except in respect of debts previously contracted, relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third party or which limits payments of dividends; (viii) which relates to capital expenditures and involves future annual payments by First Choice or any First Choice Subsidiary in excess of $50,000 individually or $100,000 in the aggregate, (ix) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business; (x) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (xi) (A) which contains a non-compete, exclusive dealing or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by First Choice or any First Choice Subsidiary, (B) which, upon consummation of the Merger or Bank Merger, will materially restrict the ability of the Surviving Entity or EB&T, as applicable, or any of their respective Affiliates to engage in any line of business, or (C) which grants any right of first refusal, right of first offer or similar right with respect to material assets of First Choice or any First Choice Subsidiary or that limits or purports to limit the ability of First Choice or any First Choice Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xii) pursuant to which First Choice or any First Choice Subsidiary may become obligated to invest in or contribute equity securities to any Person; (xiii) that transfers any material Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from First Choice or any First Choice Subsidiary (for the avoidance of doubt, any Patents shall be deemed material); (xiv) to which any Governmental Authority is a party; (xv) to which there are material ongoing obligations the primary purpose of which is not to disclose confidential information or which requires that First Choice or any First Choice Subsidiary guarantee, indemnify or hold harmless any Person; (xvi) with any investment company registered under the Investment Company Act of 1940; (xvii) with any local clearing house or self-regulatory organization; or (xviii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). Each Contract of the type described in this Section 3.12(a) is set forth in Section 3.12(a) of the First Choice Disclosure Schedule, and is referred to herein as a “First Choice Material Contract.” First Choice has previously made available to Enterprise true, correct and complete copies of each such First Choice Material Contract, including any and all amendments and modifications thereto.

(b) (i) Each First Choice Material Contract is valid and binding on First Choice or a First Choice Subsidiary and, to the Knowledge of First Choice, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have Material Adverse Effect on First Choice or First Choice Bank; and (ii) neither First Choice nor any First Choice Subsidiary is in default under any First Choice Material Contract or other material Contract (including Leases or Insurance Policies) to which it is a party or by which its assets, business, or operations may be bound or affected, except to the extent that such default has not had, and is not reasonably likely to have, a Material Adverse Effect on First Choice or First Choice Bank. No material power of attorney or similar authorization given directly or indirectly by First Choice or any First Choice Subsidiary is currently outstanding.

Section 3.13 Agreements with Regulatory Agencies. Neither First Choice nor any First Choice Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is a recipient of any extraordinary supervisory letter from, is subject to any order or directive by, has been ordered to pay any civil money penalty, or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each of the above, a “First Choice Regulatory Agreement”), and, since January 1, 2018, neither First Choice nor any First Choice Subsidiary has been advised in writing or, to First Choice’s Knowledge, orally, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any First Choice Regulatory Agreement. To First Choice’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to First Choice, any First Choice Subsidiary or any executive officer of First Choice or any First Choice Subsidiary. To First Choice’s Knowledge, neither First Choice nor any First Choice Subsidiary is the target of any inquiry or investigation of any Governmental Authority.

Section 3.14 Brokers. Neither First Choice nor any First Choice Subsidiary, nor any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than the retention of Keefe, Bruyette & Woods, Inc. and the fees payable pursuant thereto. True, correct and complete copies of the engagement agreement with Keefe, Bruyette & Woods, Inc., setting forth the fees payable to Keefe, Bruyette & Woods, Inc. for its services rendered to First Choice and First Choice Subsidiaries in connection with the Merger and transactions contemplated by this Agreement have been made available to Enterprise and EB&T.

Section 3.15 Employee Benefit Plans

(a) All “employee benefit plans” (as defined in Section 3(3) of ERISA) and any other plans, contracts, programs, practices, policies or arrangements, qualified or unqualified, written or unwritten, whether or not subject to ERISA, providing compensation or other benefits including any pension, retirement, saving, profit sharing, health and welfare, change of control, fringe benefit, severance pay, compensation, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, in each case to any current or former employees of First Choice or any First Choice Subsidiary (such current and former employees collectively, the “First Choice Employees”), or any current or former directors or officers of First Choice or any First Choice Subsidiary and to which First Choice or any First Choice Subsidiary is a party or sponsoring, participating or contributing employer or has or reasonably could be expected to have any liability or contingent liability (including, but not limited to any, liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (all such plans, contracts, policies, programs, practices or arrangements are collectively referred to as the “First Choice Benefit Plans”), are identified or described in Section 3.15(a) of the First Choice Disclosure Schedule. Except to the extent required by Law, none of First Choice or any First Choice Subsidiary has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any First Choice Benefit Plan.

(b) With respect to each First Choice Benefit Plan, to the extent applicable, First Choice has made available to Enterprise or provided Enterprise with true, correct and complete copies of the following materials: (i) the current plan document, including any amendments thereto, for each First Choice Benefit Plan, or in the case of an unwritten First Choice Benefit Plan, a written description of the material terms of such First Choice Benefit Plan, (ii) any current trust instruments and insurance contracts forming a part of any First Choice Benefit Plan and all amendments thereto, (iii) the current summary plan descriptions and related summary of material modifications, (iv) in the case of any First Choice Benefit Plan for which a Form 5500 is required to be filed, IRS Form 5500 (for the most three (3) recently completed plan years), (v) in the case of any First Choice Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination, opinion, notification and advisory letters, (vi) the most recent actuarial report or other financial statement related to any First Choice Benefit Plan, (vii) the coverage and nondiscrimination testing results for the three (3) most recent plan years for each of the First Choice Benefit Plans, as applicable, and (viii) all material, non-routine correspondence within the past three (3) years with the Internal Revenue Service, the Department of Labor or any other Governmental Authority regarding the operation or administration of any First Choice Benefit Plan. In addition, the most recent annual and periodic accounting and employee and participant disclosures pertaining to the First Choice Benefit Plans have been made available to Enterprise.

(c) Each First Choice Benefit Plan has been established, maintained, operated, administrated and funded in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each First Choice Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code (“First Choice 401(a) Plan”), has received a favorable determination or opinion letter from the IRS. None of First Choice, any First Choice Subsidiary or, to First Choice’s Knowledge, any of First Choice’s related organizations described in Sections 414(b), (c) or (m) of the Code (“Controlled Group Members”) has engaged in a transaction with respect to any First Choice Benefit Plan, including a First Choice 401(a) Plan that is reasonably likely to subject First Choice, any First Choice Subsidiary or any Controlled Group Member to a material Tax or material penalty under any Law, including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No First Choice 401(a) Plan has been, or is currently, submitted under or currently the subject of an IRS voluntary compliance program submission. With respect to any First Choice Benefit Plan, there are no pending or, to First Choice’s Knowledge, threatened actions, suits, claims or other proceedings against any such First Choice Benefit Plan (other than routine claims for benefits).

(d) None of First Choice, any First Choice Subsidiary or any Controlled Group Member sponsor, maintain, administer, contribute to, or have an obligation to contribute to, (i) any plan subject to the funding standard of Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA), or (v) a “multiple employer plan” within the meaning of Section 413(c) of the Code.

(e) To First Choice’s Knowledge, all required contributions, distributions, reimbursements, and premium payments required to be made with respect to all First Choice Benefit Plans have been made in compliance with the terms of the applicable First Choice Benefit Plan or, if applicable within the time period prescribed by applicable Law or have been reflected in all materials respects on the Financial Statements of First Choice to the extent required to be reflected under applicable accounting principles (except as otherwise required by Law).

(f) No First Choice Benefit Plan provides any life insurance, medical or other employee welfare benefits to any First Choice Employee, upon his or her retirement or termination of employment for any reason, except under a disability benefit plan, severance arrangement or as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended), and for which the covered individual pays the full cost of coverage.

(g) All First Choice Benefit Plans that are group health plans have been operating in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h) Except as otherwise provided for in this Agreement, neither the execution of this Agreement, receipt of the Requisite First Choice Shareholder Approval or consummation of any of the transactions contemplated by this Agreement (including the Merger) will (i) entitle any First Choice Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the First Choice Benefit Plans, (iii) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (iv) limit or restrict the right of First Choice or any First Choice Subsidiary or, after the consummation of the transactions contemplated hereby, Enterprise or any of its Subsidiaries, to merge, amend or terminate any of the First Choice Benefit Plans.

(i) Each First Choice Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, has been in documentary compliance in all respects with the applicable provisions of Section 409A of the Code and no payment to be made under any such First Choice Benefit Plan is or to First Choice’s Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code. None of First Choice, any First Choice Subsidiary, or any Controlled Group Member has agreed to reimburse or indemnify any participant in a First Choice Benefit Plan for any additional Tax (or potential Taxes) imposed (or potentially imposed) under Section 409A of the Code of Section 4999 of the Code.

Section 3.16 Labor Matters.

(a) Section 3.16(a) of the First Choice Disclosure Schedule sets forth (i) the name, title, work location (city and state), and total compensation of each officer, employee, independent contractor and consultant of First Choice and each First Choice Subsidiary, (ii) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2020 and through March 31, 2021 and any accrual for such bonuses and incentive compensation and (iii) all Contracts of First Choice and the First Choice Subsidiaries regarding compensation with any of their respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment. To First Choice’s Knowledge, all officers, employees and independent contractors of First Choice or any First Choice Subsidiary with access to material trade secrets or confidential information of First Choice or any First Choice Subsidiary, have executed confidentiality agreements or with respect to officers and employees, have otherwise acknowledged similar confidentiality obligations with respect to confidential and proprietary information in the First Choice Bank Employee Handbook as a condition to such employee’s employment or director’s service with First Choice or any First Choice Subsidiary, which effectively restrict the use and disclosure of confidential information except for the benefit of First Choice and any First Choice Subsidiary.

(b) To First Choice’s Knowledge, no officer or director of First Choice or any First Choice Subsidiary or any employee, independent contractor or consultant of First Choice or any First Choice Subsidiary is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of First Choice or First Choice Subsidiary to conduct its business as currently conducted.

(c) Neither First Choice nor any First Choice Subsidiary has classified any individual as an “independent contractor” or similar status who, under applicable Law, should have been classified as an employee.

(d) To First Choice’s Knowledge, none of the officers, employees or consultants of First Choice or any First Choice Subsidiary has informed First Choice or such Subsidiary of his or her intent to terminate his or her employment or consultant relationship with First Choice or such Subsidiary during the next twelve (12) months and, to First Choice’s Knowledge, no such officer, employee or consultant has such intent.

(e) Neither First Choice nor any First Choice Subsidiary is a party to or is bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither First Choice nor any First Choice Subsidiary is, or since January 1, 2018 has been, the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel First Choice or any First Choice Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is, and since January 1, 2018 there has been, no strike or other labor dispute involving First Choice or any First Choice Subsidiary pending or, to First Choice’s Knowledge, threatened and, to First Choice’s Knowledge, there has been no activity involving any employees of First Choice or any First Choice Subsidiary seeking to certify a collective bargaining unit or engaging in other organizational activity. First Choice and each First Choice Subsidiary has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due and payable to its employees under any policy, practice, agreement, plan, program, statute or other Law. The employment of each officer and employee of First Choice and each First Choice Subsidiary is terminable at the will of First Choice or such First Choice Subsidiary.

(f) (i) There is no pending or to First Choice’s Knowledge, threatened Legal Proceeding involving First Choice or any First Choice Subsidiary, on the one hand, and any present or former employee(s) of First Choice or any First Choice Subsidiary on the other hand, and (ii) to First Choice’s Knowledge and no other Person has threatened in writing any Legal Proceeding against First Choice or any First Choice Subsidiary (or, to First Choice’s Knowledge, against any officer, director or employee of First Choice or any First Choice Subsidiary) relating to the employment of employees or former employees of First Choice or any First Choice Subsidiary, including any such Legal Proceeding arising out of any Law relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, the California Labor Code or California Wage Orders, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act). Neither First Choice nor any First Choice Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with First Choice or any First Choice Subsidiary, any written or to First Choice’s Knowledge, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by First Choice or any First Choice Subsidiary, or its employees. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law) with respect to which First Choice or any First Choice Subsidiary has any unsatisfied liabilities.

(g) First Choice and each First Choice Subsidiary is, and at all times since January 1, 2018 has been, in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including, but not limited to, such Laws relating to the classification of employees under the Fair Labor Standards Act and applicable state Laws, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, immigration, workers compensation, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices (within the meaning of the National Labor Relations Act). To First Choice’s Knowledge, First Choice and each First Choice Subsidiary is, in all material respects, in compliance with all COVID-19 Measures enacted in response to the COVID-19 pandemic, and have used Commercially Reasonable Efforts to implement health and safety protocols at all worksites under the control of First Choice or any First Choice Subsidiary, consistent with guidance issued by applicable United States federal, state and local health authorities.

Section 3.17 Environmental Matters.

(a) There has been no release or, to First Choice’s Knowledge, threat of release to the environment of Hazardous Substances at, on, from or under any (i) First Choice Owned Property, or (ii) First Choice Leased Property, in each case that would have a Material Adverse Effect on First Choice or First Choice Bank. There has not been, at any real property formerly owned, operated, occupied or leased by First Choice or any First Choice Subsidiary, during the time First Choice or such First Choice Subsidiary owned, operated, occupied or leased such real property, any release or, the First Choice’s Knowledge, threat of release to the environment of Hazardous Substances at, on, from or under such formerly owned, operated, occupied, or leased real property.

(b) To First Choice’s Knowledge neither First Choice nor any of its Subsidiaries has acquired, or is now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure on which there has been or is a release or threat of release to the environment of any Hazardous Substance that would have a Material Adverse Effect on First Choice or First Choice Bank.

(c) All First Choice Owned Property and all First Choice Leased Property is in material compliance with all applicable Environmental Laws and is not listed on, or to First Choice’s Knowledge, proposed to be listed on, the National Priority List established pursuant to 42 U.S.C. § 9605(a)(8)(B) (the “NPL”), the registry of confirmed, abandoned, or uncontrolled hazardous waste disposal sites maintained by the State of California, the EnviroStor List, or any other list analogous to such registry, the EnviroStor List, or the NPL.

(d) To First Choice’s Knowledge, neither First Choice nor any First Choice Subsidiary could be deemed the owner or operator of, or to have participated in the management of, any First Choice Loan Property which has been contaminated with, or has had any release or threat of release to the environment of, any Hazardous Substance in a manner that violates Environmental Law, requires reporting, investigation, remediation or monitoring under Environmental Law, or could reasonably be anticipated to cause the incurrence of response costs under any Environmental Law.

(e) Neither First Choice nor any First Choice Subsidiary has received written notice of any Lien or encumbrance having been imposed on any First Choice Loan Property, any First Choice Owned Property, any First Choice Leased Property, or any real property formerly owned, operated, occupied or leased by First Choice or any First Choice Subsidiary in connection with any liability arising from or related to Environmental Law, and there is no Legal Proceeding pending or remedial action underway which would reasonably be expected to result in the imposition of any such Lien or encumbrance on any First Choice Owned Property or First Choice Leased Property, and to First Choice’s Knowledge there is no Legal Proceeding pending or remedial action underway which would reasonably be expected to result in the imposition of any such Lien or encumbrance on any real property formerly owned, operated, occupied or leased by First Choice or any First Choice Subsidiary.

(f) Neither First Choice nor any First Choice Subsidiary is subject to any Order relating to a violation of any Environmental Law, and neither First Choice nor any First Choice Subsidiary has applied to the CalEPA to participate, for any real property, in the voluntary remediation program administered by the CalEPA pursuant to the CEQA or received from CalEPA any request or suggestion that it apply to participate in the CEQA for any real property.

(g) First Choice has made available to Enterprise copies of all final written environmental reports and compliance audits in its possession or control relating to the First Choice Owned Property or First Choice Leased Property. Section 3.17(g) of the First Choice Disclosure Schedule includes a list of such environmental reports and compliance audits.

(h) There is no Legal Proceeding pending, or, to First Choice’s Knowledge, threatened, against First Choice or any First Choice Subsidiary (i) for alleged noncompliance with any Environmental Law or (ii) relating to the presence, release or threat of release into the environment of any Hazardous Substance, and neither First Choice nor any First Choice Subsidiary has received any written request for information made to First Choice or any First Choice Subsidiary pursuant to any Environmental Law concerning either compliance with such Environmental Law or the nature or extent of a release or threat of release of a Hazardous Substance into the environment.

Section 3.18 Tax Matters.

(a) First Choice and each First Choice Subsidiary has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by First Choice or any First Choice Subsidiary (whether or not shown on any Tax Return) have been paid other than such Taxes that: (i) have been reserved or accrued on the balance sheet of First Choice, (ii) are being contested by First Choice in good faith and (iii) are described in Section 3.18(a) of the First Choice Disclosure Schedule. Neither First Choice nor any First Choice Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return and neither First Choice nor any of its Subsidiaries currently has any open tax years prior to 2015. Since January 1, 2018, no written claim has been made by any Governmental Authority in a jurisdiction where First Choice or any First Choice Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of First Choice or any First Choice Subsidiary.

(b) First Choice and each First Choice Subsidiary, as applicable, has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, United States federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to the Knowledge of First Choice or any First Choice Subsidiary, threatened with respect to First Choice or any First Choice Subsidiary. Other than with respect to audits that have already been completed and resolved, neither First Choice nor any First Choice Subsidiary has received from any foreign, United States federal, state, or local taxing authority (including jurisdictions where First Choice and First Choice Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against First Choice or any First Choice Subsidiary.

(d) First Choice has made available to Enterprise true, correct and complete copies of the United States federal, state, local, and foreign consolidated or separate Tax Returns filed with respect to First Choice and any First Choice Subsidiary for taxable periods ended December 31, 2019, 2018, and 2017. First Choice has made available to Enterprise true, correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by First Choice or any First Choice Subsidiary with respect to Taxes filed for the years ended December 31, 2019, 2018, and 2017. First Choice has made available to Enterprise true, correct and complete copies of all written notices that First Choice or any First Choice Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding.

(e) Neither First Choice nor any First Choice Subsidiary has affirmatively waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.

(f) Neither First Choice nor any First Choice Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G (or any corresponding provision of state, local, or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) (or any corresponding provision of state, local, or foreign Tax law). Neither First Choice nor any First Choice Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither First Choice nor any First Choice Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than normal commercial contracts entered into in the Ordinary Course of Business and the principal purpose of which was not the allocation or sharing of Taxes). Neither First Choice nor any First Choice Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was First Choice), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than First Choice and the First Choice Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of First Choice and all First Choice Subsidiaries (i) did not, as of March 31, 2021, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of First Choice and any First Choice Subsidiary in filing its Tax Returns. Since January 1, 2018, neither First Choice nor any First Choice Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h) Neither First Choice nor any First Choice Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither First Choice nor any First Choice Subsidiary has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither First Choice nor any First Choice Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957, (ii) is a “passive foreign investment company” within the meaning of Section 1297, or (iii) has and had a permanent establishment in any foreign country other than where they are currently filing Tax Returns.

(k) Neither First Choice nor any First Choice Subsidiary is a party to any joint venture or partnership.

(l) Neither First Choice nor any First Choice Subsidiary has engaged or will engage in a listed transaction as that term is defined in Treasury Regulation 1.6011-4(b)(2).

(m) Neither First Choice nor any First Choice Subsidiary has received a private letter ruling from the Internal Revenue Service or any comparable ruling from any other taxing authority.

(n) Neither First Choice nor any First Choice Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

Section 3.19 Investment Securities. Section 3.19 of the First Choice Disclosure Schedule contains a true, correct and complete list, as of March 31, 2021, of the First Choice Investment Securities, as well as any purchases or sales of First Choice Investment Securities between March 31, 2021 to and including the date hereof reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any First Choice Investment Securities sold during such time period after March 31, 2021.

Section 3.20 Derivative Transactions.

(a) All Derivative Transactions entered into by First Choice or any First Choice Subsidiary or for the account of any customers of First Choice or any First Choice Subsidiary were entered into (i) in accordance with applicable Law (including with respect to safety and soundness of banking practices) in all material respects, (ii) in the Ordinary Course of Business, (iii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by First Choice and First Choice Subsidiaries in all material respects, and (iv) with counterparties reasonably believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. First Choice and each First Choice Subsidiary has performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to First Choice’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Each Derivative Transaction outstanding as of the date of this Agreement is listed in Section 3.20(b) of the First Choice Disclosure Schedule, and the financial position of First Choice or First Choice Subsidiary under or with respect thereto has been reflected in the Financial Statements in accordance with GAAP. As of the date of this Agreement, no open exposure of First Choice or First Choice Bank with respect to any such Derivative Transaction (or with respect to multiple Derivative Transactions with a single counterparty) exists.

(c) No Derivative Transaction outstanding as of the date of this Agreement would, if it were to be treated as a Loan held by First Choice or any First Choice Subsidiary as of the date hereof, be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.

Section 3.21 Regulatory Capitalization. First Choice is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. First Choice Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.22 Loans; Nonperforming and Classified Assets.

(a) Section 3.22(a) of the First Choice Disclosure Schedule (i) sets forth the aggregate outstanding principal amount of all Loans as of March 31, 2021, and (ii) identifies, as of March 31, 2021, any Loans that are past due as to principal or interest for more than thirty (30) days, or are in nonaccrual status, regardless of whether such credits are secured or unsecured and regardless of whether are guaranteed by the government or by others.

(b) Section 3.22(b) of the First Choice Disclosure Schedule identifies, as of March 31, 2021, each Loan that was classified as “Watch,” “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by First Choice, First Choice Bank, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability (collectively, “Criticized Loans”) together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

(c) Except as would not reasonably be expected to be material, each Loan held in First Choice’s, First Choice Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “First Choice Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and have the priority called for in the related Loan documents, and (iii) to First Choice’s Knowledge is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) All currently outstanding First Choice Loans were solicited, purchased, originated and administered, and currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and First Choice Bank’s lending policies at the time of origination of such First Choice Loans as First Choice has or may modify such policies, and the notes or other credit or security documents with respect to each such outstanding First Choice Loan are true, correct and complete in all material respects. There are no oral modifications or amendments or additional agreements related to the First Choice Loans that are not reflected in the written records of First Choice or First Choice Bank, as applicable. All such First Choice Loans are owned by First Choice or First Choice Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of San Francisco). No claims of defense as to the enforcement of any currently outstanding First Choice Loan have been asserted in writing against First Choice or First Choice Bank for which there is a reasonable probability of an adverse determination, and, to First Choice’s Knowledge there is no claim or right of rescission for which there is a reasonable probability of a determination adverse to First Choice Bank. No First Choice Loans are presently serviced by third parties, and there is no obligation which could result in any First Choice Loan becoming subject to any third party servicing.

(e) Neither First Choice nor any First Choice Subsidiary is a party to any material Contract with (or otherwise obligated to) any Person which obligates First Choice or any First Choice Subsidiary to repurchase from any such Person any Loan or other asset of First Choice or any First Choice Subsidiary, unless there is a material breach of a representation or covenant by First Choice or any First Choice Subsidiary. None of the Contracts pursuant to which First Choice or any First Choice Subsidiary has sold Loans, pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) Neither First Choice nor any First Choice Subsidiary is now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Since January 1, 2018, neither First Choice nor any First Choice Subsidiary has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.

(h) First Choice and First Choice Bank have not, since January 1, 2018, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of First Choice or any First Choice Subsidiary (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O (or that are exempt therefrom). Section 3.22(h) of the First Choice Disclosure Schedule identifies, as of March 31, 2021, any loan or extension of credit maintained by First Choice and First Choice Bank to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.

(i) To the extent that either First Choice or First Choice Bank has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in material compliance with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. First Choice and First Choice Bank have not originated any loan under the PPP to any “Insider”, as the term is defined under Regulation O (12 C.F.R. Part 215). To the extent that either First Choice or First Choice Bank has originated or otherwise participated in any program or benefit created or modified by, or offered in association with, the Federal Reserve Board’s Main Street Lending Program, or extended credit or participated in any loan facility offered in conjunction with the Main Street Lending Program, such has been done in good faith and in material compliance with all Laws governing the program, including without limitation all regulations and guidance issued by the Federal Reserve Board, and in accordance with safe and sound banking practices.

Section 3.23 Allowance for Loan and Lease Losses. First Choice’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in the Financial Statements were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with First Choice’s and First Choice Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.24 Trust Business; Administration of Fiduciary Accounts. Neither First Choice nor any First Choice Subsidiary has offered or engaged in providing any individual or corporate trust services or administers any accounts for which First Choice or a First Choice Subsidiary acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor. For the avoidance of doubt, First Choice Bank does not serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to its Traditional IRA and Roth IRA accounts.

Section 3.25 Investment Management and Related Activities. None of First Choice, any First Choice Subsidiary or, to the extent relating to their activities with respect to First Choice or any First Choice Subsidiary, any of their respective directors, officers or employees is required to be registered, licensed or authorized under applicable Law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated Person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales Person or in any similar capacity with a Governmental Authority.

Section 3.26 Repurchase Agreements. With respect to all Contracts pursuant to which First Choice or any First Choice Subsidiary has purchased securities subject to an agreement to resell, if any, First Choice or such First Choice Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral is reasonably believed to equal or exceed the amount of debt secured thereby.

Section 3.27 Deposit Insurance. The deposits of First Choice Bank are insured by the Deposit Insurance Fund of the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and First Choice Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the suspension, revocation, or termination of such deposit insurance are pending or, to First Choice’s Knowledge, threatened.

Section 3.28 Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Neither First Choice nor any First Choice Subsidiary is a party to any Contract with any individual or group regarding Community Reinvestment Act matters. As of the date hereof, First Choice’s and First Choice Bank’s rating in its most recent examination or interim review under the Community Reinvestment Act was “Satisfactory” or better, and First Choice has not received any written or, to First Choice’s Knowledge, oral, communication that First Choice Bank’s rating in its next subsequent examination or interim review under the Community Reinvestment Act will be lower than “Satisfactory.” First Choice and each First Choice Subsidiary (a) is in compliance in all material respects with the Community Reinvestment Act, and the regulations promulgated thereunder; (b) is operating in compliance in all material respects with the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order or guidance issued with respect to anti-money laundering or sanctions programs by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, and any other applicable anti-money laundering Laws; and (c) is in compliance in all material respects with the applicable Privacy and Information Security Requirements, as well as the provisions of the information security program adopted by First Choice Bank pursuant to 12 C.F.R. Part 208, Appx. D-1. Furthermore, the board of directors of First Choice Bank has adopted and First Choice Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act. First Choice and First Choice Bank, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons who are customers, former customers and prospective customers of First Choice and First Choice Bank.

Section 3.29 Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by First Choice or any First Choice Subsidiary to, and neither First Choice nor any First Choice Subsidiary is otherwise a creditor or debtor to, (a) any director, executive officer, five percent (5%) or greater shareholder of First Choice or any First Choice Subsidiary or to any of their respective Affiliates or Associates, other than in the Ordinary Course of Business as part of the terms of such Persons’ employment or service as a director or executive officer with First Choice or any First Choice Subsidiary and other than deposits held by First Choice Bank in the Ordinary Course of Business; or (b) any Affiliate of First Choice or any First Choice Subsidiary. Neither First Choice nor any First Choice Subsidiary is a party to any transaction or agreement, or is contemplated to be party to any proposed transaction or agreement, with any director or executive officer of First Choice or any First Choice Subsidiary or to any of their respective Affiliates or Associates, other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business as part of the terms of such Person’s employment or service as a director or executive officer with First Choice or any First Choice Subsidiary and other than deposits held by First Choice Bank in the Ordinary Course of Business. All agreements, and all transactions since January 1, 2018, between First Choice or any First Choice Subsidiary, on the one hand, and any of their respective Affiliates, on the other hand, comply, to the extent applicable, in all material respects with Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated by the FRB.

Section 3.30 Tangible Properties and Assets.

(a) Section 3.30(a) of the First Choice Disclosure Schedule sets forth a true, correct and complete list of all First Choice Owned Property. First Choice or a First Choice Subsidiary has (i) good, valid and marketable fee title to all of the First Choice Owned Property, (ii) a valid leasehold interest in or otherwise legally enforceable rights to use all of the First Choice Leased Property, and (iii) fee title or a legally enforceable right to use all other personal property, rights and other assets (tangible or intangible), used, occupied and operated or held for use by First Choice or a First Choice Subsidiary as of the date of this Agreement in connection with the business of First Choice and the First Choice Subsidiaries as presently conducted, in each case, free and clear of all Liens, except for Permitted Liens. There is no pending or, to First Choice’s Knowledge, threatened Legal Proceeding with respect to the First Choice Owned Property or, to First Choice’s Knowledge, the First Choice Leased Property, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such Legal Proceeding has not had, and would not reasonably be expected to have, a Material Adverse Effect on First Choice or any First Choice Subsidiary. First Choice has furnished or made available to Enterprise true, correct and complete copies of all deeds, surveys, title insurance policies, mortgages, deeds of trust and security agreements, and documents evidencing encumbrances or exceptions to the applicable title commitment or title policy that First Choice or any First Choice Subsidiary has in its possession related to any First Choice Owned Property or First Choice Leased Property.

(b) Section 3.30(b) of the First Choice Disclosure Schedule sets forth a true, correct and complete schedule as of the date of this Agreement of all Contracts (including any amendments, supplements or modifications to each of the foregoing) under which First Choice or any First Choice Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (each as amended, supplemented or modified, individually a “Lease” and, collectively, the “Leases”). Each Lease is valid, binding and in full force and effect against First Choice or a First Choice Subsidiary, as the case may be, and, to First Choice’s Knowledge, against the other parties thereto. Neither First Choice nor any First Choice Subsidiary has received a written or, to First Choice’s Knowledge, oral notice of any material default on the part of the First Choice or any First Choice Subsidiary or early termination with respect to any Lease. There has not occurred any event and, to First Choice’s no condition exists that would constitute a termination event or a breach (or an event which, with or without notice or lapse of time or both, would constitute a breach) by First Choice or any First Choice Subsidiary of any material covenant, agreement, or condition contained in a Lease. To First Choice’s Knowledge, no lessor under a Lease is in breach or default of any material covenant, agreement or condition contained in such Lease. First Choice and each First Choice Subsidiary has paid all rents and other charges to the extent due under the Leases. True, correct, and complete copies of all Leases have been furnished or made available to Enterprise.

(c) Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on First Choice or First Choice Bank, all buildings, structures, fixtures, building systems and equipment, and all material components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems included in the First Choice Owned Property (and, to First Choice’s Knowledge, the First Choice Leased Property) are sufficient for the operation of the business of First Choice and the First Choice Subsidiaries as currently conducted.

(d) Since January 1, 2018, neither First Choice nor any First Choice Subsidiary has received any written, or, to First Choice’s Knowledge, oral notice from any Governmental Authority of any material zoning, safety, building, fire, or health code violations with respect to the First Choice Owned Property or the First Choice Leased Property, which remains uncured as of the date of this Agreement.

(e) Section 3.30(e) of the First Choice Disclosure Schedule sets forth a true, correct and complete list of all Leases pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby.

Section 3.31 Intellectual Property.

(a) Section 3.31(a) of the First Choice Disclosure Schedule contains a true, correct and complete list and summary description of all Patents, and registrations and applications for trademarks, copyrights, domain names and social media accounts, and material unregistered Intellectual Property included in the First Choice Intellectual Property that are owned by First Choice or a First Choice Subsidiary.

(b) First Choice or a First Choice Subsidiary validly holds all right, title and interest in and to, and the inventions disclosed or claimed therein, or has a valid license to use, and with respect to domains and social media accounts, has control over, all First Choice Intellectual Property, free and clear of all Liens (other than Permitted Liens,) royalty or other payment obligations, except for royalties or payments with respect to off the shelf Software at standard commercial rates. Section 3.31(b) of the First Choice Disclosure Schedule sets forth all First Choice Intellectual Property ownership or licenses which are held by a First Choice Subsidiary (rather than First Choice), and indicates the specific item and the applicable First Choice Subsidiary. To First Choice’s Knowledge, (i) the owners of the First Choice Intellectual Property used by First Choice pursuant to license, sublicense, agreement or permission have taken all necessary actions to maintain, protect and/or permit the use of such First Choice Intellectual Property by First Choice or a First Choice Subsidiary, and (ii) there is no default or expected default by any party to, or any intent to terminate or let expire, any Contract related to First Choice Intellectual Property. To First Choice’s Knowledge, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the First Choice Intellectual Property represented to be owned by First Choice or any First Choice Subsidiary, nor is First Choice or any First Choice Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(c) The First Choice Intellectual Property constitutes all of the Intellectual Property used to carry on the business of First Choice and the First Choice Subsidiaries as currently conducted. Neither First Choice nor any First Choice Subsidiary has embedded or permitted to be embedded any open source, copyleft or community source code in any of its products or services generally available or in development, including but not limited to any libraries, that provide for or permit such code or any of First Choice Intellectual Property’s proprietary code to be distributed or made available in source form or dedicated to the public. In addition, First Choice and each First Choice Subsidiary has taken reasonable steps to maintain, protect and preserve the First Choice Intellectual Property.

(d) The First Choice Intellectual Property represented to be owned by the First Choice or a First Choice Subsidiary is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither First Choice nor any First Choice Subsidiary has received any written or, to First Choice’s Knowledge, oral notice challenging the validity or enforceability of any First Choice Intellectual Property. First Choice or a First Choice Subsidiary have taken all necessary actions to maintain and protect the First Choice Intellectual Property represented to be owned by the First Choice or a First Choice Subsidiary.

(e) Neither First Choice nor any First Choice Subsidiary is, and none of them will be as a result of the execution and delivery of this Agreement or the performance by First Choice and First Choice Bank of its obligations hereunder, in violation of any material Contracts to which First Choice or any First Choice Subsidiary is a party and pursuant to which First Choice or any First Choice Subsidiary is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other intellectual property. Neither First Choice nor any First Choice Subsidiary has received notice challenging First Choice’s or any First Choice Subsidiary’s license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of First Choice or any First Choice Subsidiary (or Enterprise or any Enterprise Subsidiary after the Closing) to own or use any material First Choice Intellectual Property.

(f) The First Choice Intellectual Property does not include any trademark applications filed on an intent-to-use basis.

(g) Neither First Choice nor any First Choice Subsidiary has interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any other Person, and neither First Choice nor any First Choice Subsidiary has ever received any written or, to First Choice’s Knowledge, oral charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that First Choice or any First Choice Subsidiary must license or refrain from using any Intellectual Property rights of any other Person). To First Choice’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise violated any First Choice Intellectual Property rights owned by, or licensed to, First Choice or any First Choice Subsidiary.

(h) Section 3.31(h) of the First Choice Disclosure Schedule sets forth a true, correct and complete list and summary description, including any royalties or other amounts paid or received by First Choice and the First Choice Subsidiaries, and First Choice has delivered to Enterprise true, correct and complete copies, of all Contracts relating to the First Choice Intellectual Property (other than non-exclusive licenses to generally available off-the-shelf commercial Software having a one-time or annual fee of less than $25,000). There are no outstanding or, to First Choice’s Knowledge, threatened disputes or disagreements with respect to any such Contract. Included in Section 3.31(h) of the First Choice Disclosure Schedule is a list of: (i) all items of material First Choice Intellectual Property that are licensed by First Choice or any First Choice Subsidiary (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available off-the-shelf commercial Software having a one-time or annual fee of less than $25,000), and (ii) all other material Contracts related to the First Choice Intellectual Property. All Contracts related to First Choice Intellectual Property are valid and enforceable by or against First Choice or a First Choice Subsidiary, as applicable, in accordance with their terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy.

Section 3.32 IT Assets; Privacy and Information Security.

(a) First Choice’s and each First Choice Subsidiary’s IT Assets: (i) operate and perform in all material respects as required by First Choice and each First Choice Subsidiary in connection with their respective businesses and (ii) have not materially malfunctioned or failed within the past three years. First Choice and each First Choice Subsidiary has implemented reasonable backup, security and disaster recovery technology and procedures, and reasonable administrative and technical safeguards with respect to the accessibility, integrity and confidentiality of the IT Assets, consistent with industry practices and Privacy and Information Security Requirements, including to protect against malicious code or cyber-attacks intended to permit unauthorized access, tampering, disablement or damage to any IT Assets. First Choice and each First Choice Subsidiary conducts periodic tests of the effectiveness of its cybersecurity controls, back-up, and recovery systems. No Person has gained unauthorized access to any IT Assets of First Choice or any First Choice Subsidiary, or any confidential information, trade secrets or other information subject to Privacy and Information Security Requirements that is stored or processed by or on behalf of First Choice or any First Choice Subsidiary.

(b) First Choice and each First Choice Subsidiary: (i) has taken reasonable steps to ensure that all information subject to Privacy and Information Security Requirements and received by First Choice or any First Choice Subsidiary is protected against loss and against unauthorized access, use, modification, disclosure or other misuse, consistent with applicable Laws and industry practices concerning the collection, use and disclosure of personal information; and (ii) is compliant in all material respects with all Privacy and Information Security Requirements, and its own privacy policies and commitments to its customers, consumers, employees and other parties. There has been no loss, theft, or unauthorized access to or misuse of any information subject to Privacy and Information Security Requirements and at no time during the three years prior to the date hereof, has First Choice or any First Choice Subsidiary received any written notice asserting any material violations of any of the foregoing. No Person (including any Governmental Authority) has commenced or, to First Choice’s Knowledge, threatened any Legal Proceeding relating to First Choice or any First Choice Subsidiary’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of First Choice and First Choice Subsidiaries. Neither First Choice nor any First Choice Subsidiary has been required to provide any notice to any Governmental Authority or Person in connection with an unauthorized breach, disclosure or use of such information. The execution of this Agreement and the transfer of all such personal data and nonpublic information to Enterprise’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments. Immediately upon the Closing, Enterprise and the Enterprise Subsidiaries will continue to have the right to use such personal information on identical terms and conditions as First Choice and the First Choice Subsidiaries enjoyed immediately prior to the Closing.

Section 3.33 Insurance. Section 3.33 of the First Choice Disclosure Schedule identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by First Choice and the First Choice Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. First Choice and each First Choice Subsidiary is insured against such risks and in such amounts as the management of First Choice reasonably has determined to be prudent in accordance with industry practices and First Choice and each First Choice Subsidiary maintains such fidelity bonds and errors and omissions insurance as may be customary or required under applicable Law. All Insurance Policies are valid and enforceable and in full force and effect. There are presently no claims pending under the Insurance Policies and no notices have been given by First Choice or any First Choice Subsidiary under the Insurance Policies (other than with respect to health or disability insurance). To First Choice’s Knowledge, all claims under the Insurance Policies have been filed in due and timely fashion. Neither First Choice nor any First Choice Subsidiary, has received notice from any insurance carrier during the past three years that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, (ii) such carrier is denying coverage for a type of insurance for which First Choice or a First Choice Subsidiary has applied, (iii) such carrier is denying liability with respect to a claim or defending under a reservation of rights clause or (iv) such carrier has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated. First Choice does not have or maintain any self-insurance arrangement.

Section 3.34 Disaster Recovery and Business Continuity. First Choice has developed and implemented a contingency planning program to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of First Choice and First Choice Bank. To First Choice’s Knowledge, such program was developed to provide that First Choice can recover its mission critical functions, and, to First Choice’s Knowledge, such program complies in all material respects with the requirements of the FFIEC and the FRB.

Section 3.35 Antitakeover Provisions. The First Choice Board has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to this Agreement and the transactions contemplated hereby, the provisions of any potentially applicable antitakeover Laws of any state, including, any “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation, including any applicable sections of the CGCL, or any applicable sections of First Choice’s or First Choice Bank’s articles of incorporation or bylaws.

Section 3.36 Opinion. Prior to the execution of this Agreement, the First Choice Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of First Choice Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.37 First Choice Information. No written representation or certificate furnished or to be furnished by First Choice or First Choice Bank to Enterprise pursuant to this Agreement (including the First Choice Disclosure Schedule) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to First Choice and First Choice Subsidiaries that is provided by or on behalf of First Choice for inclusion in any Regulatory Approval or other application, notification or document filed with any Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will at the time each such document is filed with any Governmental Authority, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 3.38 No Other Representations and Warranties. Except for the representations and warranties made by First Choice and First Choice Bank in this Article 3, none of First Choice, First Choice Bank or any other Person makes any express or implied representation or warranty with respect to First Choice or any First Choice Subsidiary, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Choice and First Choice Bank hereby disclaim any such other representations or warranties.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ENTERPRISE AND EB&T

Section 4.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Enterprise has delivered to First Choice a schedule (the “Enterprise Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4 or to one or more of Enterprise’s covenants contained in Article 5.

(b) Except as set forth in (i) the Enterprise Reports filed prior to the date hereof or (ii) the Enterprise Disclosure Schedule (subject to Section 9.12), Enterprise and EB&T hereby represent and warrant to First Choice as follows in this Article 4.

(c) Notwithstanding any other provision in this Article 4 to the contrary, any representations or warranties of EB&T shall be made on behalf of EB&T, and where applicable, EB&T’s wholly-owned Subsidiaries, and not on behalf of Enterprise or any of Enterprise’s subsidiaries, or of any Affiliate of Enterprise or of EB&T. Further, the representations and warranties of EB&T in this Article 4 shall be limited solely with respect to EB&T, and where applicable, EB&T’s wholly-owned Subsidiaries, to the extent necessary if (i) a Governmental Authority having jurisdiction over EB&T by written communication addressed to EB&T or its board of directors informs EB&T or its board of directors that such Governmental Authority has determined that any obligation of EB&T resulting from such representations or warranties violates Sections 23A or 23B of the Federal Reserve Act, as amended, or another Law applicable to EB&T or Enterprise, (ii) a Governmental Authority notifies EB&T that such representations or warranties, or the obligations resulting therefrom, would result in an adverse impact on EB&T’s examination ratings or (iii) such representations or warranties, or the obligations resulting therefrom, would give rise to civil money penalties or other sanctions.

Section 4.02 Organization, Standing and Authority.

(a) Enterprise is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly registered as a bank holding company under the BHC Act, and has elected to be treated as a financial holding company under the GLB Act. True, complete and correct copies of the certificate of incorporation and bylaws of Enterprise, each as amended to date and in effect as of the date hereof have previously been made available to First Choice. Enterprise has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it. Enterprise is duly licensed, registered or qualified to do business in the State of Delaware and each jurisdiction in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Enterprise. Enterprise has no Subsidiaries other than EB&T and those identified on Section 4.02(a) of the Enterprise Disclosure Schedule. (i) Enterprise owns, directly or indirectly, all of the issued and outstanding equity securities of each Enterprise Subsidiary, (ii) no equity securities of any Enterprise Subsidiary are, or may become, required to be issued (other than to Enterprise) by reason of any contractual right or otherwise, (iii) there are no Contracts by which any Enterprise Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to Enterprise or a wholly-owned Enterprise Subsidiary), (iv) there are no Contracts relating to Enterprise’s rights to vote or to dispose of the equity securities of any First Choice Subsidiary, (v) all of the equity securities of each Enterprise Subsidiary are held by Enterprise, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Enterprise Subsidiary that are owned, directly or indirectly, by Enterprise or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b) EB&T is a state-chartered trust company with banking powers duly organized and validly existing under the laws of the State of Missouri. True, correct and complete copies of the charter and bylaws of EB&T, as in effect as of the date of this Agreement, have previously been made available to First Choice. EB&T has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. EB&T is duly licensed, registered or qualified to do business in the State of Missouri and each other jurisdiction where its ownership or leasing of property and assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on EB&T. EB&T is a member in good standing of the Federal Home Loan Bank of Des Moines.

Section 4.03 Capital Stock.

(a) The authorized capital stock of Enterprise consists of (i) 5,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the date of this Agreement, none are outstanding and (ii) 45,000,000 shares of Enterprise Common Stock, $0.01 par value, of which, as of March 31, 2021, 31,259,183 shares are issued and outstanding (excluding treasury shares), 1,980,093 shares are held in treasury, 173,544 non-vested restricted units are issued and outstanding, 111,804 stock options are issued and outstanding, 6,486 deferred share units are issued and outstanding, and 89,176 non-vested performance stock units are issued and outstanding. The outstanding shares of Enterprise Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Enterprise shareholder. The shares of Enterprise Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance with and not in violation of applicable United States federal or state securities Laws. All shares of Enterprise’s capital stock have been issued in compliance in all material respects with and not in violation of any applicable United States federal or state securities Laws.

(b) Except for any grants or awards properly issued to officers, directors or employees of Enterprise or EB&T pursuant to an equity based plan approved by the Enterprise Board, as of the date hereof, there are no outstanding securities of Enterprise or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Enterprise or any of Enterprise’s Subsidiaries. Except (i) as set forth in Section 4.03(a) or (ii) for any grants or awards properly issued to officers, directors or employees of Enterprise or EB&T pursuant to an equity based plan approved by the Enterprise Board, as of the date of this Agreement, there are no options, warrants or other similar rights, convertible or exchangeable securities, restricted shares, restricted stock units, “phantom stock” rights, stock appreciation rights, stock based performance units or Contracts to which Enterprise or any Enterprise Subsidiary is a party, in each case of any character relating to the issued or unissued capital stock or other securities of Enterprise or any Enterprise Subsidiary or obligating Enterprise or any Enterprise Subsidiary to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Enterprise or any Enterprise Subsidiary.

(c) As of the date of this Agreement, there are no obligations, contingent or otherwise, of Enterprise or any Enterprise Subsidiary, to repurchase, redeem or otherwise acquire any shares of Enterprise Common Stock or capital stock of any Enterprise Subsidiary or any other securities of Enterprise or any Enterprise Subsidiary or to provide funds to or make any investment (in the form of loan, capital contribution or otherwise) in any Enterprise Subsidiary. There are no Contracts with respect to the voting of Enterprise’s capital stock to which Enterprise or any Enterprise Subsidiary is a party and to the Knowledge of Enterprise as of the date hereof, no such Contracts between any Persons exist. There are Contracts under which Enterprise is obligated to register the sale of any of its securities under the Securities Act.

Section 4.04 Power and Authority Relative to this Agreement; No Conflict.

(a) Each of Enterprise and EB&T has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and, subject to making or obtaining the Regulatory Approvals, the Requisite Enterprise Shareholder Approval and the EB&T Shareholder Approval, to consummate the transactions contemplated hereby and thereby.

(b) Subject only to the receipt of the Requisite Enterprise Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Enterprise is a party, and the consummation by Enterprise of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action of Enterprise and the Enterprise Board on or prior to the date hereof. The Requisite Enterprise Shareholder Approval is the only vote or consent of the holders of any class or series of Enterprise’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated thereby. Subject only to the receipt of the EB&T Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which EB&T, and the consummation by EB&T of the transactions contemplated hereby, including the Bank Merger, have been duly authorized by all necessary action of EB&T and EB&T’s board of directors on or prior to the date hereof. Subject to its applicable fiduciary obligations, the Enterprise Board has resolved to recommend adoption of this Agreement by Enterprise’s shareholders and has directed that this Agreement be submitted to Enterprise’s shareholders for approval at a meeting of such shareholders. Except for the receipt of the Requisite Enterprise Shareholder Approval and the EB&T Shareholder Approval, no other corporate or organizational proceedings on the part of Enterprise, EB&T nor any other Enterprise Subsidiary (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement and all other agreements and documents contemplated hereby to which Enterprise or EB&T is a party, the performance by Enterprise and EB&T of its obligations hereunder and thereunder and the consummation by Enterprise and EB&T of the transactions contemplated hereby and thereby. Each of Enterprise and EB&T has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by First Choice and First Choice Bank, this Agreement constitutes a valid and legally binding obligation of Enterprise and EB&T, enforceable against Enterprise and EB&T in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general equity principles or by 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

(c) The execution, delivery and performance of this Agreement and each other agreement or document contemplated hereby to which Enterprise or EB&T is a party, the consummation by Enterprise and EB&T of the transactions contemplated hereby and thereby, and compliance by Enterprise and EB&T with the terms and provisions hereof and thereof, do not and will not (i) subject to obtaining the Requisite Enterprise Shareholder Approval, EB&T Shareholder Approval and the approval of EB&T’s board of directors of the Bank Merger, result in a violation or breach of, or conflict with, any provision of the certificate of incorporation or bylaws of Enterprise or any similar organizational or governing document of any Enterprise Subsidiary, (ii) result in a violation or breach of, conflict with any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to a right of purchase under, accelerate the performance required by Enterprise, EB&T or any other Enterprise Subsidiary under, result in a right of termination or acceleration under, or require any consent, approval or notice under, any material agreement filed as an exhibit to Enterprise’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Enterprise 2020 Form 10-K”), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Enterprise or EB&T, or (iv) subject to making or obtaining the Regulatory Approvals, violate any Law or Order applicable to Enterprise, EB&T or any other Enterprise Subsidiary or any of their respective properties or assets, other than, with respect to clauses (ii), (iii) and (iv), any such violation, breach, conflict, default or creation which would not reasonably be expected to have a Material Adverse Effect on Enterprise.

(d) EB&T is not subject to any material restrictions on its operations or its authority to conduct any activities or business that are not otherwise applicable to all federally-insured commercial banks.

Section 4.05 SEC Documents; Financial Statements.

(a) Enterprise has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2018 (the “Enterprise Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or furnished or to pay such fees and assessments would not be material. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Enterprise Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Enterprise Reports, and none of the Enterprise Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (and in the case of filings under the Securities Act, at the time it was declared effective), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from the SEC with respect to any of the Enterprise Reports.

(b) The consolidated financial statements of Enterprise and Enterprise Subsidiaries (including any related notes and schedules thereto) included in the Enterprise Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared from the books and records of Enterprise and Enterprise Subsidiaries, and all such books and records have been maintained in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and any other legal and accounting requirements, and fairly present, in all material respects, the consolidated financial position of Enterprise and Enterprise Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Enterprise and Enterprise Subsidiaries as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure.

(c) Enterprise and each Enterprise Subsidiary has established and maintains (i) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by Enterprise in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Enterprise’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Enterprise required under the Exchange Act with respect to such reports, and (ii) internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of Enterprise and Enterprise Subsidiaries are being made only in accordance with the authorization of Enterprise’s management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of Enterprise and the Enterprise Subsidiaries. Enterprise has disclosed, based on management’s most recent evaluation prior to the date hereof, to Enterprise’s outside auditors, the audit committee of the Enterprise Board and Enterprise (x) any significant deficiencies or material weaknesses in the design or operation of such controls which could adversely affect in any material respect Enterprise’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (y) any fraud, whether or not material, that involves management or other employees who have a role in Enterprise’s internal control over financial reporting or preparation of Enterprise’s financial statements. Enterprise and each Enterprise Subsidiary, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (1) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted).

(d) Since January 1, 2018, none of Enterprise, Enterprise Subsidiaries or, to Enterprise’s Knowledge, any director, officer, employee, auditor, accountant or representative of Enterprise or any Enterprise Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Enterprise or any Enterprise Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Enterprise or any Enterprise Subsidiary has engaged in illegal accounting or auditing practices or otherwise relating to the Sarbanes-Oxley Act.

Section 4.06 Regulatory Reports. Since January 1, 2018, Enterprise and Enterprise Subsidiaries have duly filed with the FDIC, the FRB, the FRBank, the Missouri Division of Finance and any other applicable Governmental Authority, in correct form, in all material respects, the reports and other documents required to be filed under applicable Law have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, true, correct and complete and in compliance with the requirements of applicable Law. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, since January 1, 2018, no Governmental Authority has notified Enterprise or any Enterprise Subsidiary in writing, or to Enterprise’s Knowledge, orally, that it has initiated or has pending any proceeding or, to Enterprise’s Knowledge, threatened an investigation into the business or operations of Enterprise or any Enterprise Subsidiary that would reasonably be expected to be material. To Enterprise’s Knowledge, there is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Enterprise or any Enterprise Subsidiary. There have been no material inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Enterprise or any Enterprise Subsidiary since January 1, 2018.

Section 4.07 Regulatory Approvals; No Defaults. No consents, approvals, orders or authorizations of, waivers by, filings or registrations with, or notices to, any Governmental Authority are required to be made or obtained by Enterprise, EB&T or any other Enterprise Subsidiary in connection with the execution, delivery and performance by Enterprise and EB&T of this Agreement, and each other agreement or document contemplated hereby to which Enterprise or EB&T is a party, and the consummation by Enterprise and EB&T of the transactions contemplated hereby and thereby (including the Merger and Bank Merger), except for (a) the filings of applications or notices with, and the receipt of consents, approvals or waivers from, the FRB, FRBank, FDIC, Missouri Division of Finance and DFPI, (b) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and the declaration of effectiveness of the Registration Statement, (c) as may be required under the Exchange Act, (d) the approval of the listing of Enterprise Common Stock on Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted) in connection with the issuance of the shares of Enterprise Common Stock pursuant to this Agreement, and (e) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of such Certificate of Merger, certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and the CFC (collectively, the “Regulatory Approvals”). As of the date hereof, Enterprise has no Knowledge of any reason that (i) the Regulatory Approvals will not be made or obtained or (ii) any Burdensome Condition would be imposed.

Section 4.08 Legal Proceedings; Orders. As of the date of this Agreement:

(a) There is no material Legal Proceeding pending or, to Enterprise’s Knowledge, threatened against Enterprise or any Enterprise Subsidiary or to which Enterprise or any Enterprise Subsidiary is a party, including any such Legal Proceeding that challenge the validity or propriety of the transactions contemplated by this Agreement or which could adversely affect the ability of Enterprise or EB&T to perform its obligations under this Agreement.

(b) There is no material Order, whether temporary, preliminary, or permanent, imposed upon Enterprise or any Enterprise Subsidiary, or the assets of Enterprise or any Enterprise Subsidiary, and neither Enterprise nor any Enterprise Subsidiary has been advised in writing or, to Enterprise’s Knowledge, orally, or otherwise has Knowledge of, the threat of any such Order.

Section 4.09 Absence of Certain Changes or Events. Since January 1, 2021 to the date hereof, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Enterprise or any Enterprise Subsidiary which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

Section 4.10 Compliance with Laws.

(a) Enterprise and each Enterprise Subsidiary is, and has been since January 1, 2018, in compliance in all material respects with all Laws applicable thereto, including, without limitation, Privacy and Information Security Requirements, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, as amended, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Dodd-Frank Act (including as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act, Pub. L. No. 115-174, S. 2155 (2018)), Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans, and the statutes and regulations of the State of Missouri relating to banks and banking. Neither Enterprise nor any Enterprise Subsidiary has been advised in writing, or, to Enterprise’s Knowledge, orally, of any material supervisory criticisms regarding its non-compliance with the Bank Secrecy Act or related state or United States federal anti-money laundering Laws, including without limitation those provisions of United States federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b) Enterprise, each Enterprise Subsidiary, and each their respective employees, have all material Permits that are required in order for Enterprise and each Enterprise Subsidiary to own or lease its properties and to conduct its business as presently conducted. All Permits are in full force and effect and, to Enterprise’s Knowledge, no suspension, revocation or cancellation of any of Permit is threatened.

(c) Neither Enterprise nor EB&T has received, from January 1, 2018 to the date hereof, any written or, to Enterprise’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any material Law which such Governmental Authority enforces or (ii) threatening to revoke any material Permit.

Section 4.11 Brokers. Neither Enterprise nor any Enterprise, nor any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than the retention of Boenning & Scattergood, Inc. and the fees payable pursuant thereto.

Section 4.12 Tax Matters. Enterprise and each Enterprise Subsidiary have filed all material Tax Returns that it was required to file under applicable Law, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Enterprise or any Enterprise Subsidiary (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Enterprise and which Enterprise is contesting in good faith. Neither Enterprise nor any Enterprise Subsidiary currently has any open Tax years prior to 2014. Since January 1, 2018, no written claim has been made by an authority in a jurisdiction where Enterprise does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Enterprise or any Enterprise Subsidiary, and there are no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings currently being conducted or, to Enterprise’s Knowledge, pending with respect to Enterprise or any Enterprise Subsidiary.

Section 4.13 Regulatory Capitalization. EB&T is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Enterprise is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.14 Enterprise Material Contracts; Defaults.

(a) Each Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Enterprise or any Enterprise Subsidiary is a party or by which Enterprise or any Enterprise Subsidiary is bound as of the date hereof has been filed as an exhibit to the Enterprise 2020 Form 10-K, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Enterprise Material Contract”).

(b) (i) Each Enterprise Material Contract is valid and binding on Enterprise and/or an Enterprise Subsidiary and, to the Knowledge of Enterprise, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have a Material Adverse Effect on Enterprise; and (ii) neither Enterprise nor any Enterprise Subsidiary is in default under any Enterprise Material Contract. No material power of attorney or similar authorization given directly or indirectly by Enterprise or any Enterprise Subsidiary is currently outstanding.

Section 4.15 Employee Benefit Plans.

(a) All material “employee benefit plans” (as defined in Section 3(3) of ERISA) and any other material plans, contracts, programs, practices, policies or arrangements, qualified or unqualified, written or unwritten, whether or not subject to ERISA, providing compensation or other benefits including any pension, retirement, saving, profit sharing, health and welfare, change of control, fringe benefit, severance pay, compensation, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, in each case to any current or former employees of Enterprise or any Enterprise Subsidiary (such current and former employees collectively, the “Enterprise Employees”), or any current or former directors or officers of Enterprise or any Enterprise Subsidiary and to which Enterprise or any Enterprise Subsidiary is a party or sponsoring, participating or contributing employer or has or reasonably could be expected to have any liability or contingent liability (including, but not limited to any, liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (all such plans, contracts, policies, programs, practices or arrangements are collectively referred to as the “Enterprise Benefit Plans”), are identified or described in Section 4.15(a) of the Enterprise Disclosure Schedule.

(b) Each Enterprise Benefit Plan has been established, maintained, operated, administrated and funded in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Enterprise Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code (“Enterprise 401(a) Plan”), has received a favorable determination or opinion letter from the IRS. None of Enterprise, any Enterprise Subsidiary, or, to Enterprise’s Knowledge, any of Enterprise’s related organizations described in Sections 414(b), (c) or (m) of the Code (“Enterprise Controlled Group Members”) has engaged in a transaction with respect to any Enterprise Benefit Plan, including an Enterprise 401(a) Plan, that is reasonably likely to subject Enterprise, any Enterprise Subsidiary or any Enterprise Controlled Group Member to a material Tax or material penalty under Section 4975 of the Code or Section 502(i) of ERISA. No Enterprise 401(a) Plan has been, or is currently, submitted under or currently the subject of an IRS voluntary compliance program submission. With respect to any Enterprise Benefit Plan, there are no pending or, to Enterprise’s Knowledge, threatened in writing actions, suits, claims or other proceedings against any such Enterprise Benefit Plan (other than routine claims for benefits).

(c) None of Enterprise, any Enterprise Subsidiary or any Enterprise Controlled Group Member sponsor, maintain, administer or contribute to, or have ever sponsored, maintained, administered or contributed to, or have had or could have had any liability (including liability under Subtitle C or D of Title IV of ERISA) with respect to (i) any plan subject to the funding standard of Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(b)(3) of ERISA, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA), or (v) a “multiple employer plan” within the meaning of Section 413(c) of the Code.

(d) All required contributions, distributions, reimbursements, and premium payments required to be made with respect to all Enterprise Benefit Plans have been made in all material respects in compliance with the terms of the applicable Enterprise Benefit Plan or, if applicable within the time period prescribed by applicable Law or have been reflected in all material respects on the consolidated financial statements of Enterprise to the extent required to be reflected under applicable accounting principles.

(e) Each Enterprise Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, has been in documentary compliance in all respects with the applicable provisions of Section 409A of the Code and no payment to be made under any such Enterprise Benefit Plan is or to Enterprise’s Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code. None of Enterprise, any Enterprise Subsidiary, or any Controlled Group Member has agreed to reimburse or indemnify any participant in an Enterprise Benefit Plan for any additional Tax (or potential Taxes) imposed (or potentially imposed) under Section 409A of the Code of Section 4999 of the Code.

Section 4.16 Labor Matters. Neither Enterprise nor any Enterprise Subsidiary is a party to or bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Enterprise nor any Enterprise Subsidiary is the subject of a pending or, to Enterprise’s Knowledge, threatened Legal Proceeding asserting that Enterprise or any Enterprise Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Enterprise or any Enterprise Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is no strike or other labor dispute involving Enterprise or any Enterprise Subsidiary pending or, to Enterprise’s Knowledge, threatened and, to Enterprise’s Knowledge, there is no activity involving any employees of Enterprise or any Enterprise Subsidiary seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.17 Enterprise Regulatory Agreements. Neither Enterprise nor EB&T is subject to any cease-and-desist or other order or enforcement action issued by; is a party to any written agreement, consent agreement or memorandum of understanding with; is a party to any commitment letter or similar undertaking to; is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by; or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each of the above, a “Enterprise Regulatory Agreement”) that, in any case, (a) currently restricts in any material respect the conduct of its business or materially relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Enterprise’s or EB&T’s operations. To Enterprise’s Knowledge, since January 1, 2018, Enterprise has not been advised in writing or, to Enterprise’s Knowledge, orally, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any Enterprise Regulatory Agreement. To Enterprise’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Enterprise or any Enterprise Subsidiary.

Section 4.18 Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Enterprise’s or EB&T’s operations, neither Enterprise nor any Enterprise Subsidiary is a party to any Contract with any individual or group regarding Community Reinvestment Act matters. To Enterprise’s Knowledge, there are no facts or circumstances that would cause Enterprise or EB&T: (a) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by United States federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in material violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order issued with respect to anti-money laundering or sanctions programs by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in material compliance with the applicable Privacy and Information Security Requirements, as well as the provisions of the information security program adopted by EB&T pursuant to 12 C.F.R. Part 364, Appendix B. Furthermore, the board of directors of EB&T has adopted and EB&T has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. As of the date hereof, Enterprise’s and EB&T’s most recent examination rating under the Community Reinvestment Act was “satisfactory” or better.

Section 4.19 Environmental Matters.

(a) Each of Enterprise and Enterprise Subsidiaries is in material compliance with all applicable Environmental Laws and to Enterprise’s Knowledge there has been no release or threat of release to the environment of Hazardous Substances at, on, from or under any Enterprise Owned Property or Enterprise Leased Property or, during the time Enterprise owned, operated, occupied or leased such property, any real property formerly owned, operated, occupied or leased by Enterprise.

(b) Neither Enterprise nor any Enterprise Subsidiary has received any notice, citation, summons or order, complaint or penalty assessment by any Governmental Authority or other entity or Person with respect to any Enterprise Owned Property, or Enterprise Leased Property, or a property in which Enterprise or any Enterprise Subsidiary holds a security interest or other Lien in each case relating to (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, or registration, or (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

Section 4.20 Deposit Insurance. The deposits of EB&T are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and EB&T has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the suspension, revocation, or termination of such deposit insurance are pending or, to Enterprise’s Knowledge, threatened.

Section 4.21 Allowance for Loan and Lease Losses. Enterprise’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in the Enterprise Reports, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Enterprise’s and EB&T’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by any applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 4.22 Intellectual Property.

(a) Except as would not have a Material Adverse Effect on Enterprise and Enterprise Subsidiaries, Enterprise or an Enterprise Subsidiary owns all right, title and interest in and to, and the inventions disclosed or claimed therein, or has a valid license to use all Enterprise Intellectual Property, free and clear of all Liens (other than Permitted Liens), royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates), and there is no known default or expected default by any party to any material agreement related to Enterprise Intellectual Property.

(b) The Enterprise Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Enterprise and the Enterprise Subsidiaries as currently conducted. The Enterprise Intellectual Property owned by Enterprise and Enterprise Subsidiaries is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Enterprise nor any Enterprise Subsidiary has received notice challenging the validity or enforceability of any such Enterprise Intellectual Property.

(c)  Neither Enterprise nor any Enterprise Subsidiary is, and none of them will be as a result of the execution and delivery of this Agreement or the performance by Enterprise or EB&T of its obligations hereunder, in violation of any material Contracts to which Enterprise or any Enterprise Subsidiary is a party and pursuant to which Enterprise or any Enterprise Subsidiary is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other intellectual property. Neither Enterprise nor any Enterprise Subsidiary has received notice challenging Enterprise’s or any Enterprise Subsidiary’s license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Enterprise or any Enterprise Subsidiary to own or use any material Enterprise Intellectual Property.

(d)  To Enterprise’s Knowledge, neither Enterprise nor any Enterprise Subsidiary has interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and neither Enterprise nor any Enterprise Subsidiary has ever received any written or, to Enterprise’s Knowledge, oral charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Enterprise or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Enterprise’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any First Choice Intellectual Property rights owned by, or licensed to, Enterprise or any Enterprise Subsidiary.

(e)  To Enterprise’s Knowledge, Enterprise and each Enterprise Subsidiary: (i) is, and at all times prior to the date hereof has been, compliant with applicable Laws, and its own privacy policies and commitments to its customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of its customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any written notice asserting any violations of any of the foregoing.

Section 4.23 Tangible Property and Assets. Enterprise or an Enterprise Subsidiary has fee title to the Enterprise Owned Property and, to Enterprise’s Knowledge, valid leasehold interests in or otherwise legally enforceable rights to use all of the Enterprise Leased Property. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Enterprise, all buildings, structures, fixtures, building systems and equipment, and all components thereof included in the Enterprise Owned Property and, to Enterprise’s Knowledge, the Enterprise Leased Property, are sufficient for the operation of the business of Enterprise and Enterprise Subsidiaries as currently conducted.

Section 4.24 Derivative Transactions. All Derivative Transactions entered into by Enterprise or any Enterprise Subsidiary or for the account of any customers of Enterprise or any Enterprise Subsidiary were entered into (i) in accordance with applicable Laws, (ii) were entered into in the Ordinary Course of Business and (iii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Enterprise and Enterprise Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Enterprise and each Enterprise Subsidiary has performed in all material respects all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Enterprise’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 4.25 Financing. Enterprise has as of the date hereof and will have as of the Effective Time sufficient available capital resources, including under its credit facility, to pay the amounts required to be paid hereunder and will have duly reserved sufficient shares of Enterprise Common Stock to be issued to First Choice shareholders pursuant to this Agreement upon consummation of the Merger.

Section 4.26 Stock Ownership in First Choice. Neither Enterprise nor any Enterprise Subsidiary owns any capital stock or other security of First Choice.

Section 4.27 Enterprise Information. To Enterprise’s Knowledge, no written representation or certificate furnished or to be furnished by Enterprise or EB&T to First Choice pursuant to this Agreement (including the Enterprise Disclosure Schedule) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each statement, certificate, instrument, and other writing furnished or to be furnished by Enterprise or EB&T for inclusion in any Regulatory Approval or other application, notification or document filed with any Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will, at the time each such document is filed with any Governmental Authority, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.28 No Other Representations and Warranties. Except for the representations and warranties made by Enterprise and EB&T in this Article 4, none of Enterprise, EB&T or any other Person makes any express or implied representation or warranty with respect to Enterprise or Enterprise Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Enterprise and EB&T hereby disclaim any such other representations or warranties.

ARTICLE V.
COVENANTS

Section 5.01 Covenants of First Choice.

(a)  During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.01(a) of the First Choice Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Enterprise (which consent will not be unreasonably withheld or delayed), First Choice shall, and shall cause each First Choice Subsidiary to (a) carry on its business only in the Ordinary Course of Business, including in respect of loan loss provisioning, securities portfolio management, compensation and other expense management and other operations which are reasonably expected to impact First Choice’s shareholders’ equity, and in compliance in all material respects with all applicable Laws, and (b) use reasonable best efforts to (i) preserve intact its business organizations and assets, (ii) keep available the services of its current executive officers, (iii) preserve intact its present relationships and goodwill with its customers, suppliers, lessors, licensors, and other Persons having business relationships with it, and (iv) continue collection efforts with respect to any delinquent loans.

(b)  Without limiting the generality of, and in furtherance of the foregoing, during the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.01(b) of the First Choice Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Enterprise (which consent will not be unreasonably withheld or delayed), First Choice shall not, and shall cause each First Choice Subsidiary not to:

(i)  Stock. (A) Except for the issuance of shares of First Choice Common Stock upon the exercise or settlement of any First Choice Stock Award or First Choice Option outstanding as of the date of this Agreement in accordance with their terms or as required under the terms of any First Choice Benefit Plan, issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of any additional, shares of its capital stock or any other securities, or make any award or grant under the First Choice Stock Plans or otherwise, or enter into any Contract with respect to the foregoing, (B) except as expressly permitted by this Agreement or the terms of any First Choice Stock Award or First Choice Benefit Plan outstanding as of the date of this Agreement, take any action to accelerate the vesting of rights under any First Choice Stock Plan or First Choice Option, or (C) (1) directly or indirectly change (or establish a record date for changing), adjust, split, combine, or reclassify, (2) except for the withholding of First Choice Common Stock in connection with the vesting of First Choice Stock Award to cover withholding taxes as required or permitted pursuant to the terms of the First Choice Benefit Plans, redeem, exchange, purchase or otherwise acquire, or offer to redeem, exchange, purchase or otherwise acquire, or (3) enter into any Contract with respect to the voting of any shares of its capital stock or any other securities convertible into or exchangeable for any additional shares of its capital stock.

(ii)  Dividends; Other Distributions. Make, declare, pay or set aside for payment any dividends (whether in cash, stock or property), or declare or make any distribution on any shares of its capital stock, except for dividends payable (A) from First Choice Bank to First Choice, (B) from any Subsidiary of First Choice Bank to First Choice Bank or (C) quarterly in cash to shareholders in an amount not to exceed $0.25 per share. Notwithstanding the foregoing, First Choice and Enterprise shall coordinate with the other the declaration of any dividends in respect of the First Choice Common Stock and the Enterprise Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the First Choice Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of First Choice Common Stock and any shares of Enterprise Common Stock any such holder receives in exchange therefor in the Merger.

(iii)  Compensation; Employment Agreements, Etc. Enter into, amend, or renew any employment, consulting, compensatory, severance, retention, or similar Contract with any director, officer, or employee of the First Choice or any First Choice Subsidiary, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments.

(iv)  Employees. Hire any Person as an employee whose compensation would exceed, on an annualized basis, $70,000, or take any adverse employment action that reduces the compensation of any employee (including layoffs, furloughs, wage reductions or deferrals) where such employee’s compensation exceeds, on an annualized basis, $70,000.

(v)  Benefit Plans. Enter into, establish, adopt, amend, modify, fund, change any material practice or offering with respect to, or terminate (except (A) as may be required by applicable Law, including to avoid adverse tax consequences under Section 409A of the Code, subject to the provision of prior written notice to an consultation with respect thereto with Enterprise, (B) to satisfy contractual obligations under any First Choice Benefit Plan existing as of the date hereof (or which has been amended or adopted following the date hereof in compliance with this Agreement), or (C) as may be required pursuant to the terms of this Agreement) any First Choice Benefit Plan.

(vi)  Transactions with Affiliates. (A) Pay, loan or advance any amount to, (B) sell, transfer or lease any properties or assets to, (C) buy, acquire, or lease any properties or assets from, or (D) enter into any Contract with, any of its officers or directors or any of their Affiliates or Associates of any of its officers or directors, other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business as part of the terms of such Person’s employment or service as a director or officer and other than deposits held by, and extensions of credit by, First Choice Bank in the Ordinary Course of Business.

(vii)  Dispositions. Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to First Choice or any First Choice Subsidiary.

(viii)  Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or a material portion of the assets, debt, business, deposits or properties of any other Person.

(ix)  Capital Expenditures. Except as set forth in any First Choice Material Contract or Lease, make any capital expenditures in excess of $50,000 individually, or $75,000 in the aggregate.

(x)  Governing Documents. Amend its articles of incorporation or bylaws or any similar organizational or governing documents.

(xi)  Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Law, GAAP or applicable regulatory accounting requirements.

(xii)  Contracts. (A) Amend, modify, terminate, extend or waive any material provision of, any First Choice Material Contract, Lease or Insurance Policy, or make any change in any Contract governing the terms of any of its securities, or (B) enter into any Contract that would constitute a First Choice Material Contract, Lease or Insurance Policy if it were in effect on the date of this Agreement.

(xiii)  Claims. Other than settlement of foreclosure actions or deficiency judgment settlements in the Ordinary Course of Business, (A) enter into any settlement or similar agreement with respect to any Legal Proceeding to which it is or becomes a party after the date of this Agreement, which settlement or agreement (1) involves payment by First Choice or any First Choice Subsidiary of an amount which exceeds $25,000 individually, or $50,000 in the aggregate, and/or (2) would impose any material restriction on the business of First Choice or any First Choice Subsidiary or (B) waive or release any material rights or claims, or agree or consent to the issuance of any Order materially restricting or otherwise affecting the business or operations of First Choice and the First Choice Subsidiaries.

(xiv)  Banking Operations. (A) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (B) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law; (C) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, including a change in practice at any location, its hedging practices and policies; or (D) except as approved and/or committed on the date hereof and listed on Section 5.01(b)(xiv) of the First Choice Disclosure Schedule in accordance with First Choice Bank’s practices and policies described on Section 5.01(b)(xiv) of the First Choice Disclosure Schedule, (x) offer, open, renew or agree to renegotiate, increase, extend or modify any deposit account, or make any commitment to do any of the foregoing, for a current or new Specialty Customer, or (y) offer, service, renew or agree to renegotiate, increase, extend or modify the terms of any Specialty Product for any current or new customer.

(xv)  Derivative Transactions. Enter into any Derivative Transaction.

(xvi)  Indebtedness. Except for overnight loans or loans with maturity less than sixty (60) days, incur, modify, extend or renegotiate any indebtedness or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, issuances, standby and letters of credit and sales of certificates of deposit, or sixty day advances, in each case in the Ordinary Course of Business).

(xvii)  Investment Securities. Acquire (other than (A) by way of foreclosures, deficiency judgment settlements or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks or change the classification method for any of the First Choice Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(xviii)  Deposits. (A) Make any change to First Choice or First Choice Bank’s rate sheets attached as Section 5.01(b)(xviii)(A) of the First Choice Disclosure Schedule (including any change to any of the interest rates and the maturity dates set forth in First Choice or First Choice Bank’s rate sheets) other than in the Ordinary Course of Business, (B) amend, modify, terminate or deviate from the exception practice in place for such rate sheets described in Section 5.01(b)(xviii)(B) of the First Choice Disclosure Schedule, (C) make any material changes in its policies and practices with respect to deposits and earnings credits, or (D) make any increases to deposit pricing.

(xix)  Loans. Except for Loans approved and/or committed as of the date hereof that are listed in Section 5.01(b)(xix) of the First Choice Disclosure Schedule, (A) make, renew, renegotiate, increase, extend or modify any (1) Loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (2) Loan that is not made in conformity with First Choice’s ordinary course lending policies and guidelines in effect as of the date hereof, (3) Loan, whether secured or unsecured, if the amount of such Loan, together with any other outstanding Loans (without regard to whether such other Loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower (or to any Affiliate of such borrower) of First Choice or any First Choice Subsidiary (without regard to whether such other Loans have been advanced or remain to be advanced) to exceed $5,000,000, or (4) Loan to any borrower with a Criticized Loan; (B) sell any Loan or loan pools, (C) acquire any servicing rights, or sell or otherwise transfer any Loan where First Choice or any First Choice Subsidiary retains any servicing rights, or (D) make, renew, renegotiate, increase, extend or modify any unsecured Loan that exceeds $3,000,000.

(xx)  Investments or Developments in Real Estate. Except for Loans made in compliance with this Agreement and except as required by any First Choice Material Contract or Lease, make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any First Choice Owned Property.

(xxi)  Taxes. Except as required by applicable Law, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any Contract or settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(xxii)  Compliance with Agreements. Commit any act or omission which constitutes a material breach or default under any Contract with any Governmental Authority or under any First Choice Material Contract, in each case that would reasonably be expected to result in any of the conditions set forth in Article 6 not being satisfied on the Closing Date.

(xxiii)  Environmental Assessments. Foreclose on or take a deed or title to any real estate that, upon such foreclosure or acceptance of a deed or title to such real estate, will become classified as OREO (other than single-family residential properties in the Ordinary Course of Business) without first conducting a Phase I environmental site assessment pursuant to ASTM International (“ASTM”) Standard E1527-13 (the “ASTM Standard”) that satisfies the requirements of 40 C.F.R. Part 312 (a “Phase I ESA”), or foreclose on or take a deed or title to any real estate that, upon such foreclosure or acceptance of a deed or title to such real estate, will become classified as OREO (other than single-family 1-4 units residential properties) if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(xxiv)  Adverse Actions. Take any action or knowingly fail to take any action that is intended or is reasonably likely to (A) prevent, delay or impair First Choice’s or First Choice Bank’s ability to consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement or (B) prevent the Merger or the Bank Merger from qualifying as a 368 Reorganization.

(xxv)  Facilities. Open, relocate or close any branch office, loan production office, deposit production office or loan servicing facility, or file any application or enter into any Contract for the opening, relocation or closing of any branch office, loan production office, deposit production office or loan servicing facility.

(xxvi) Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(xxvii)  Loan Workouts. Except in the Ordinary Course of Business, compromise, resolve, or otherwise “workout” any delinquent or troubled loan.

(xxviii)  Brokered Deposits. Accept any brokered deposits.

(xxix)  Commitments. Agree to take, make any commitment to take, or adopt any resolutions of the First Choice Board or First Choice Bank’s board of directors in support of, any of the actions reasonably believed to be covered by this Section 5.01.

(c) If First Choice desires to request prior written consent of Enterprise with respect to any of the covenants set forth in this Section 5.01, such request shall be submitted to a central email address specified by Enterprise on the date hereof, with receipt of acknowledgment, and shall cite with reasonable precision the appropriate section or subsection of this Section 5.01 and provide reasonable detail and supporting documentation for the request. Enterprise shall respond as soon as reasonably as practicable with an answer or to request additional information but in no event later than two (2) Business Days after receipt of such request from First Choice; provided, however, that with respect to First Choice’s request for prior written consent pursuant to Section 5.01(xix), consent of Enterprise shall be deemed to be provided hereunder if, following Enterprise’s receipt of First Choice’s written request for prior consent, Enterprise fails to respond to First Choice indicating either that Enterprise consents or does not consent to First Choice’s request(s) within two (2) Business Days following receipt thereof.

Section 5.02 Covenants of Enterprise. During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.02 of the Enterprise Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except or with the prior written consent of First Choice (which consent will not be unreasonably withheld or delayed), Enterprise shall, and shall cause each Enterprise Subsidiary to carry on its business only in the Ordinary Course of Business, and in compliance in all material respects with all applicable Laws. Without limiting the generality of and in furtherance of the foregoing, during the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.02 of the Enterprise Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of First Choice (which will not be unreasonably withheld or delayed), Enterprise shall not, and shall cause each Enterprise Subsidiary not to:

(a)  Governing Documents. Amend its certificate of incorporation or bylaws or any similar organizational or governing documents in any manner that would adversely affect the rights of First Choice’s shareholders in the Surviving Entity.

(b)  Capital Stock. Adjust, split, combine or reclassify any capital stock of Enterprise.

(c)  Restructure. Merge or consolidate Enterprise or EB&T with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve Enterprise or EB&T.

(d)  Adverse Actions. Take any action or knowingly fail to take any action that is intended or reasonably likely to (i) prevent, delay or impair Enterprise’s or EB&T’s ability to consummate the Merger, the Bank Merger, or the other transactions contemplated by this Agreement or (ii) prevent the Merger or the Bank Merger from qualifying as a 368 Reorganization.

(e)  Commitments. Agree to take, make any commitment to take, or adopt any resolutions of the Enterprise Board in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use Commercially Reasonable Efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided, that this Section 5.03 will not require Enterprise to agree to, or take, any Burdensome Condition.

Section 5.04 First Choice Shareholder Approval.

(a)  Following the execution of this Agreement, First Choice shall take, in accordance with applicable Law and the articles of incorporation and bylaws of First Choice, all action necessary to convene a meeting of its shareholders as promptly as reasonably practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Enterprise (not to be unreasonably withheld or conditioned)) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by First Choice’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “First Choice Meeting”), and shall, subject to Section 5.11 and the last sentence of this Section 5.04(a), use its Commercially Reasonable Efforts to solicit such approval by such shareholders. Subject to Section 5.11 and the last sentence of this Section 5.04(a), First Choice shall use its Commercially Reasonable Efforts to obtain the Requisite First Choice Shareholder Approval to consummate the Merger and the other transactions contemplated hereby. Except with the prior approval of Enterprise, which shall not be unreasonably withheld, no other matters shall be submitted for approval of First Choice shareholders at the First Choice Meeting. If the First Choice Board makes a First Choice Subsequent Determination in accordance with Section 5.11, First Choice shall not be required to use its Commercially Reasonable Efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its Commercially Reasonable Efforts to obtain the Requisite First Choice Shareholder Approval to consummate the Merger.

(b)  Except to the extent provided otherwise in Section 5.11, (a) the First Choice Board shall at all times prior to and during the First Choice Meeting recommend approval by the shareholders of First Choice of this Agreement and the transactions contemplated hereby (including the Merger), and any other matters required to be approved by First Choice’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “First Choice Recommendation”) and (b) the Proxy Statement-Prospectus shall include the First Choice Recommendation. In the event that there are sufficient shares of First Choice Common Stock represented (in person or by proxy) at the First Choice Meeting to secure the Requisite First Choice Shareholder Approval, First Choice will not adjourn or postpone the First Choice Meeting unless the First Choice Board reasonably determines in good faith, after consultation with the advice of counsel, that (i) such adjournment or postponement is required by applicable Law in order to ensure that any required supplement or amendment to the Proxy Statement-Prospectus is provided to the holders of First Choice Common Stock with a reasonable amount of time in advance of the First Choice Meeting or (ii) failure to do so would otherwise breach or reasonably be expected to result in a breach of its fiduciary duties under applicable Law. First Choice shall keep Enterprise updated with respect to the proxy solicitation results in connection with the First Choice Meeting as reasonably requested by Enterprise.

(c)  Except to the extent provided otherwise in Section 5.11, First Choice shall adjourn or postpone the First Choice Meeting, if, as of the time for which the First Choice Meeting is originally scheduled there are insufficient shares of First Choice Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or, if on the date of the First Choice Meeting, First Choice has not received proxies representing a sufficient number of shares necessary to obtain the Requisite First Choice Shareholder Approval. First Choice shall only be required to adjourn or postpone the First Choice Meeting two times pursuant to the first sentence of this Section 5.04(c).

Section 5.05 Enterprise Shareholder Approval. (a) Enterprise shall take, in accordance with applicable Law and the certificate of incorporation and bylaws of Enterprise, all action necessary to convene a special meeting of its shareholders as promptly as reasonably practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of First Choice (not to be unreasonably withheld or conditioned)) to consider and obtain the Requisite Enterprise Shareholder Approval (including any adjournment or postponement thereof, the “Enterprise Meeting”) and shall use its Commercially Reasonable Efforts to solicit such approval by such shareholders. The Enterprise Board shall at all times prior to and during the Enterprise Meeting recommend such approval (the “Enterprise Recommendation”) and (b) the Proxy Statement-Prospectus shall include the Enterprise Recommendation. Neither the Enterprise Board nor any committee thereof shall withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of First Choice, or take any other action or make any other public statement inconsistent with, the Enterprise Recommendation.

Section 5.06 Takeover Laws. Enterprise shall use Commercially Reasonable Efforts to exempt (or cause the continued exemption of) this Agreement, the Merger and the Bank Merger from the requirements of any applicable antitakeover statute or regulation and from any similar provisions under the certificate of incorporation and bylaws of Enterprise and the organizational documents of EB&T.

Section 5.07 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.

(a)  Enterprise and First Choice agree to cooperate in the preparation of the Registration Statement to be filed by Enterprise with the SEC in connection with the issuance of Enterprise Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). First Choice shall use Commercially Reasonable Efforts to deliver to Enterprise such financial statements and related analysis of First Choice as may be required by Law in order to file the Registration Statement and any other report required to be filed by Enterprise with the SEC, in each case, in compliance with applicable Laws and shall provide Enterprise with any other information concerning itself that Enterprise may reasonably request in connection with the drafting and preparation of the Registration Statement and the Proxy Statement-Prospectus. Enterprise agrees to use Commercially Reasonable Efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days from the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. First Choice agrees to cooperate with Enterprise and Enterprise’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from First Choice’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, First Choice, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b)  Enterprise shall use Commercially Reasonable Efforts to ensure that the Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Enterprise and First Choice agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus will, at the date of mailing to shareholders, at the time of the First Choice Meeting and Enterprise Meeting, or at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Enterprise and First Choice further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Proxy Statement-Prospectus. Enterprise will advise First Choice, promptly after Enterprise receives notice thereof, (A) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, (B) of the issuance of any stop order or the suspension of the qualification of Enterprise Common Stock for offering or sale in any jurisdiction or of the initiation or threat of any proceeding for any such purpose, and (C) of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Enterprise will provide First Choice and its counsel with a reasonable opportunity to review and comment on (and will consider such comments in good faith) (x) the Registration Statement (including the Proxy Statement-Prospectus) prior to its being filed with the SEC, (y) all amendments and supplements to the Registration Statement (including the Proxy Statement-Prospectus) and, (z) except to the extent such response is submitted under confidential cover, all responses to requests for additional information and replies to comments of the SEC, prior to their being filed with, or sent to the SEC, and reasonable good faith consideration shall be given to any comments made by First Choice and its counsel. Enterprise will provide First Choice and its counsel with a copy of all such filings made with the SEC. If at any time prior to the First Choice Meeting and Enterprise Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Enterprise shall use Commercially Reasonable Efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with First Choice to mail such amendment or supplement to First Choice shareholders (if required under applicable Law).

(c)  Enterprise agrees to use Commercially Reasonable Efforts to cause the shares of Enterprise Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted), subject to official notice of issuance, prior to the Effective Time.

Section 5.08 Regulatory Filings; Consents.

(a)  Each of Enterprise and First Choice and their respective Subsidiaries shall cooperate and use their Commercially Reasonable Efforts (i) to prepare all documentation (including the Registration Statement and Proxy Statement-Prospectus), and Enterprise shall make, all filings with, to send all notices to, and to obtain all Permits, consents, approvals and authorizations of, all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Closing Regulatory Approvals and the consents, approvals and notices under the Contracts set forth on Section 3.05(c), (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Enterprise be required to agree to any prohibition, limitation, or other requirement which would (A) materially prohibit or materially limit the ownership or operation by Enterprise or any Enterprise Subsidiary (including First Choice and any First Choice Subsidiary after Closing) of all or any material portion of its business or assets, (B) compel Enterprise or any Enterprise Subsidiary (including First Choice and any First Choice Subsidiary after Closing) to dispose of all or any material portion of its business or assets, (C) cause any portion of any First Choice Regulatory Agreement to be enforceable against Enterprise or EB&T after the Merger, or (D) be reasonably expected to have a Material Adverse Effect on the Surviving Entity, taken as a whole (together, the “Burdensome Conditions”). Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) days after the date of this Agreement, Enterprise and First Choice shall, and shall cause their respective Subsidiaries to, each prepare, and Enterprise shall file, any applications, notices and filings required in order to obtain the Closing Regulatory Approvals and any other Permits, consents, approvals and authorizations of any Governmental Authority necessary to consummate the transactions contemplated hereby (including the Merger and the Bank Merger). Subject to applicable Law, (w) Enterprise and First Choice will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with obtaining any Regulatory Approval, (x) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with obtaining any Regulatory Approval, (y) Enterprise and First Choice shall each furnish to the other for review a copy of each such filing made in connection with obtaining any Regulatory Approval prior to its filing and (z) Enterprise and First Choice will notify the other promptly and shall promptly furnish the other with copies of any communication from any Governmental Authority received by it with respect to the effort to obtain and receipt of Regulatory Approvals (and its response thereto); provided, that in no event shall Enterprise, EB&T, First Choice or First Choice Bank be obligated to provide or otherwise disclose to the other confidential supervisory information regarding themselves, or any of their respective Subsidiaries or Affiliates.

(b)  First Choice will use Commercially Reasonable Efforts, and Enterprise shall reasonably cooperate with First Choice at First Choice’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations with respect to any Contracts set forth on Section 3.05(c) of the First Choice Disclosure Schedule and all Leases set forth on Section 3.30(e) of the First Choice Disclosure Schedule; provided, that, except as otherwise contemplated by this Agreement, neither First Choice nor any First Choice Subsidiary will be required to make any payment to or grant any concessions to any third party in connection therewith. Each party will, to the extent permitted by applicable Law, notify the other party promptly and promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). First Choice and Enterprise will reasonably consult with each other and their respective representatives so as to permit First Choice and Enterprise and their respective representatives to be knowledgeable regarding the status of such effort, cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.09 Publicity. Enterprise and First Choice shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that Enterprise and First Choice may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of the SEC or Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted). It is understood that Enterprise shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.10 Access; Current Information.

(a)  During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), First Choice and Enterprise shall, for the purposes of verifying the representations and warranties of Enterprise and EB&T and First Choice and First Choice Bank, respectively, and preparing for the Merger and the other matters contemplated by this Agreement, (i) upon reasonable notice and subject to applicable Laws, afford the other party and its officers, employees, counsel, accountants and other authorized representatives access (subject to any reasonable restrictions imposed by First Choice or Enterprise with respect to in-person access in light of COVID-19 concerns), during normal business hours, to its and its Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information as the other party may reasonably request, and (ii) furnish to the other party, upon reasonable request, all such other information concerning its business, properties, personnel and Subsidiaries that is substantially similar in scope to the information provided to the other party in connection with its diligence review prior to the date of this Agreement. Any investigation pursuant to this Section 5.10 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.

(b)  During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), First Choice will cause one or more of its designated representatives to confer with representatives of Enterprise and report the general status of its ongoing operations, at such times and in such manner as Enterprise may reasonably request.

(c)  During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), each of Enterprise and First Choice will promptly notify the other party in writing of any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Enterprise Disclosure Schedule or the First Choice Disclosure Schedule, as applicable, or which is necessary to correct any information in such party’s Disclosure Schedule that has been rendered materially inaccurate thereby. Each such notice shall include, or be accompanied by, a proposed supplement or amendment to such party’s Disclosure Schedule regarding such matter (a “Schedule Supplement”). Each Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the First Choice Disclosure Schedule or Enterprise Disclosure Schedule, as applicable, as of the date of this Agreement and as of the Closing Date; provided, however, that if the matter which is the subject of the Schedule Supplement constitutes or relates to something that could provide Enterprise with a right to terminate this Agreement in accordance with Section 7.01(e) and Enterprise does not elect to terminate this Agreement prior to the earlier of (i) five (5) Business Days after the expiration of the applicable cure period and (ii) the Expiration Date, then Enterprise shall be deemed to have irrevocably waived any right to terminate this Agreement on account of such matter.

(d)  No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party or its Subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of Enterprise and First Choice to consummate the transactions contemplated hereby.

(e)  Notwithstanding anything in this Section 5.10 to the contrary, no party shall be required to provide the other party with access or disclose information where such access or disclosure would, in the reasonable opinion of such party’s counsel, jeopardize the attorney-client privilege of the such party, or contravene any binding Contract entered into by such party prior to the date of this Agreement or any Law, Order or fiduciary duty applicable to such party. In the event any of the restrictions in this Section 5.10(e) shall apply, each party shall use Commercially Reasonable Efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.11 No Solicitation by First Choice; Superior Proposals.

(a)  Subject to Section 5.11(b), First Choice and First Choice Bank shall not, and shall instruct their respective Subsidiaries, officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “First Choice Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Enterprise or any Enterprise Subsidiary) any information or data with respect to First Choice or any First Choice Subsidiary or otherwise in furtherance of an Acquisition Proposal; (iii) release any Person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which First Choice is a party in furtherance of an Acquisition Proposal; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal (other than a confidentiality agreement permitted by this Section 5.11(b)(iii)), provided, however, that nothing in this Section 5.11(a) shall prohibit First Choice, the First Choice Board or any First Choice Representative from making any inquiries with respect to a bona fide unsolicited written Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal to enable the First Choice Board to make the determination described in Section 5.11(b). Any violation of the foregoing restrictions by First Choice or any First Choice Representative, whether or not such First Choice Representative is so authorized and whether or not such First Choice Representative is purporting to act on behalf of First Choice or otherwise, shall be deemed to be a breach of this Agreement by First Choice. First Choice and First Choice Subsidiaries shall, and shall cause each of the First Choice Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

(b)  Notwithstanding Section 5.11(a) or any other provision of this Agreement, at any time prior to obtaining the Requisite First Choice Shareholder Approval, First Choice may take any of the actions described in Section 5.11(a) if, but only if, (i) First Choice has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.11; (ii) the First Choice Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that (a) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (b) the failure to take such actions would breach or reasonably be expected to result in a breach of its fiduciary duties under applicable Law; and (iii) prior to furnishing or affording access to any information or data with respect to First Choice or any First Choice Subsidiary or otherwise relating to an Acquisition Proposal, First Choice receives from such Person a confidentiality agreement with terms no less favorable to First Choice than those contained in the confidentiality agreement with Enterprise (it being understood that nothing therein shall have the effect of a standstill provision). First Choice shall promptly provide to Enterprise any non-public information regarding First Choice or First Choice Subsidiaries provided to any other Person which was not previously provided to Enterprise, such additional information to be provided no later than the date of provision of such information to such other party.

(c)  First Choice shall promptly (and in any event within 24 hours) notify Enterprise in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, First Choice or the First Choice Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement or any such disclosure would jeopardize attorney-client privilege). First Choice agrees that it shall keep Enterprise informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications of any material terms to such proposal, offer or request).

(d)  Subject to Section 5.11(e), neither the First Choice Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Enterprise, or take any other action or make any other public statement inconsistent with, the First Choice Recommendation; (ii) fail to publicly affirm the First Choice Recommendation within five (5) Business Days following a request by Enterprise (or such fewer number of days as remains prior to the First Choice Meeting); (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (iv) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii), (iii) or (iv) a “First Choice Subsequent Determination”); or (v) enter into (or cause First Choice or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (a) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.11(b)) or (b) requiring First Choice to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)  Notwithstanding Section 5.11(d) or any other provision of this Agreement, prior to obtaining the Requisite First Choice Shareholder Approval, the First Choice Board (or any committee thereof) may make a First Choice Subsequent Determination after the fifth (5th) Business Day following Enterprise’s receipt of a notice (the “Notice of Determination”) from First Choice informing Enterprise that the First Choice Board (or such committee) has determined in good faith, after consultation with outside legal counsel and its financial advisor, that an Acquisition Proposal constitutes a Superior Proposal and the failure to make a First Choice Subsequent Determination with respect to such Superior Proposal would breach or reasonably be expected to result in a breach of its fiduciary duties under applicable Law (it being understood that the initial determination under this clause will not be considered a First Choice Subsequent Determination), but only if: (i) the Notice of Determination includes or is accompanied by the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, including copies of any proposed material agreements providing for such Superior Proposal; (ii) during the five (5) Business Day period after receipt of the Notice of Determination (the “Notice Period”), First Choice and the First Choice Board shall have negotiated in good faith with Enterprise, to the extent Enterprise desires to negotiate, to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable First Choice to proceed with the First Choice Recommendation without a First Choice Subsequent Determination; provided, however, that Enterprise shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Enterprise in writing before expiration of the Notice Period, the First Choice Board has again in good faith, after consultation with outside legal counsel and its financial advisor, made the determination that such Acquisition Proposal constitutes a Superior Proposal and the failure to make a First Choice Subsequent Determination with respect to such Superior Proposal would breach or reasonably be expected to result in a breach of its fiduciary duties under applicable Law. In the event of any material revisions to an Acquisition Proposal that is the subject of a Notice of Determination and that occur prior to a First Choice Subsequent Determination, First Choice shall be required to deliver a new Notice of Determination to Enterprise and again comply with the requirements of this Section 5.11(e), except that the Notice Period shall be reduced to three (3) Business Days.

Section 5.12 Indemnification.

(a) For a period of six years from and after the Effective Time, to the fullest extent permitted by applicable Law and the articles of incorporation and bylaws of First Choice in effect on the date of this Agreement, and in any event subject to the provisions of Section 5.12(b), Enterprise shall (i) indemnify and hold harmless the present and former directors and officers of First Choice and First Choice Bank (the “Indemnified Parties”) against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened Legal Proceeding arising out of actions or omissions of such Persons in the course of performing their duties for First Choice or any First Choice Subsidiary occurring at or before the Effective Time (including in connection with the transactions contemplated by this Agreement) (each a “Claim”), and shall promptly advance expenses to each Indemnified Party from time-to-time as incurred in connection with a Claim, to the same extent as the Indemnified Parties have the right to expense advancement pursuant to applicable Law, the articles of incorporation and bylaws of First Choice in effect on the date of this Agreement, and/or any written agreement by and between First Choice or First Choice Bank and an Indemnified Party providing for the indemnification of such Indemnified Party currently in effect as of the date of this Agreement; provided, that each Indemnified Party to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification.

(b)  Any Indemnified Party wishing to claim indemnification under this Section 5.12 shall promptly notify Enterprise upon learning of any Claim, provided, that failure to so notify shall not affect the obligation of Enterprise under this Section 5.12, unless, and only to the extent that, Enterprise is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Enterprise shall have the right to assume the defense thereof and Enterprise shall not be liable to such Indemnified Party for any legal expenses for other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Enterprise would create an actual or potential conflict of interest (in which case, Enterprise shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one separate counsel in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted (if the Claim involves more than one Indemnified Party, Enterprise shall only be obligated to pay for one separate counsel and one local counsel for all Indemnified Parties)), and (B) such Indemnified Party will cooperate in the defense of any such matter, (ii) Enterprise shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and Enterprise shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (iii) Enterprise shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable United States federal or state banking Laws or regulations, or in the event that a United States federal or state banking agency or a court of competent jurisdiction shall determine by final and unappealable adjudication that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, whether or not related to banking Laws.

(c)  Subject to the terms described in this Section 5.12(c), Enterprise shall (i) maintain in effect for a period of six (6) years following the Effective Time, First Choice’s current directors’ and officers’ liability insurance policies covering the Indemnified Parties, (ii) obtain, as of the Effective Time, “tail” insurance policies with a claims period of six (6) years following the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the Indemnified Parties as the policies currently provided by First Choice, or (iii) purchase and provide for a period of six (6) years following the Effective Time, directors’ and officers’ liability insurance policies from a carrier assigned a claims paying ability rating by A.M. Best First Choice, Inc. of “A (Excellent)” or higher with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the Indemnified Parties as the policies currently provided by First Choice, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event shall Enterprise be required to expend per year pursuant to this Section 5.12(c) more than two hundred fifty percent (250%) of the annual cost currently expended by First Choice with respect to such insurance (the “Maximum D&O Premium”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum D&O Premium, Enterprise shall maintain or procure the most advantageous policies of directors’ and officers’ insurance (or “tail” coverage obtainable for a premium equal to the Maximum D&O Premium). In connection with the foregoing, First Choice agrees that in order for Enterprise to fulfill its obligations pursuant to this Section 5.12(c), Indemnified Parties may be required to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request.

(d) If, following the Effective Time, Enterprise or any of its successors and assigns (i) shall consolidate with or merge into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Enterprise shall assume the obligations set forth in this Section 5.12.

(e)  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Enterprise under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.12 that is denied by Enterprise, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Enterprise or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against Enterprise.

(f)  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to First Choice or any First Choice Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to or in substitution for any such claims under such policies.

(g)  Nothing in this Agreement shall be construed as requiring EB&T to indemnify, hold harmless, release, guarantee the obligations of, or purchase or acquire assets or liabilities of, Enterprise or any Affiliate of Enterprise.

(h)  Nothing in this Agreement shall be construed as requiring First Choice Bank to indemnify, hold harmless, release, guarantee the obligations of, or purchase or acquire assets or liabilities of, First Choice or any Affiliate of First Choice.

Section 5.13 Employees; Benefit Plans.

(a)  With respect to any Enterprise Benefit Plan in which any employee of First Choice or any First Choice Subsidiary on the Closing Date (the “Continuing Employees”) will participate, Enterprise shall, or shall cause First Choice to, recognize, for vesting, eligibility and benefit accrual purposes (other than benefit accruals under a defined pension plan), all service of the Continuing Employees with First Choice or any First Choice Subsidiary (including any predecessors thereof) as if such service were with Enterprise; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding First Choice Benefit Plan.

(b) Enterprise shall maintain the terms and conditions of employment applicable to the Continuing Employees (including salary, incentive compensation opportunities, severance benefits, medical benefits, other welfare benefits, fringe benefits, work location, and position) on terms and conditions that are no less favorable, in the aggregate, to the terms and conditions of employment of such Continuing Employees provided by First Choice or any First Choice Subsidiary immediately prior to the Closing until the harmonization date identified on Section 5.13(b) of the Enterprise Disclosure Schedule applicable to such term or condition. Notwithstanding the foregoing, nothing in this provision shall prevent Enterprise from transferring some or all of the Continuing Employees to Enterprise’s benefit plans on substantially similar terms as existing Enterprise employees and nothing in this section shall guarantee any Continuing Employee the right to continued employment for any period of time.

(c)  Enterprise shall (i) waive or cause to be waived any waiting periods, evidence of insurability requirements, or pre-existing condition limitations and similar limitations with respect to participation and coverage requirements applicable to the Continuing Employees and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under such group health plan.

(d)  With respect to severance benefits, in addition to the term of employment of such Continuing Employee at Enterprise and/or EB&T, Enterprise shall also credit the term of employment of any Continuing Employee who becomes entitled to severance benefits after Closing with service credit relating to their service provided to First Choice and/or First Choice Bank prior to the Effective Time to the extent such service would have been recognized under the First Choice’s severance plan as in effect immediately prior to Closing.

(e)  This Section 5.13 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.13, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.13. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.13 shall not create any right in any employee or any other Person to any continued employment with First Choice or its Subsidiaries, Enterprise or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.14 Exemption from Liability Under Section 16(b). Prior to the Effective Time, each of Enterprise and First Choice shall take all steps as may be necessary or appropriate to exempt the conversion of shares of First Choice Common Stock into shares of Enterprise Common Stock pursuant to the terms of this Agreement by employees and directors of First Choice who may become an officer or director of Enterprise subject to the reporting requirements of Section 16(a) of the Exchange Act.

Section 5.15 Notification of Certain Changes. Enterprise and First Choice shall promptly advise the other party of any change or event (a) having, or which could reasonably be expected to have a Material Adverse Effect or (b) which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its Subsidiary bank’s representations, warranties or covenants contained herein, which breach could reasonably be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.15, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 to be satisfied on the Closing Date.

Section 5.16 Transition; Informational Systems Conversion. From and after the date hereof, each of Enterprise and First Choice shall use its Commercially Reasonable Efforts to facilitate the integration of First Choice and First Choice Subsidiaries with the business of Enterprise and Enterprise Subsidiaries following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of First Choice and First Choice Subsidiaries (the “Informational Systems Conversion”) in such a manner reasonably sufficient to provide reasonable assurances that a successful Informational Systems Conversion will occur. The Informational Systems Conversion will occur, after the Closing Date and at such date as may be specified by Enterprise, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Without limiting the generality of the foregoing, First Choice shall, subject to any such applicable Laws: (i) reasonably cooperate with Enterprise to establish a project plan as specified by Enterprise to effectuate the Informational Systems Conversion; (ii) use Commercially Reasonable Efforts to have First Choice’s outside contractors continue to support both the Informational Systems Conversion effort and its ongoing needs until the Informational Systems Conversion can be established; (iii) provide, or use Commercially Reasonable Efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Enterprise for use in planning the Informational Systems Conversion, as soon as reasonably practicable; (iv) provide reasonable access to First Choice’s personnel and facilities and its outside contractors’ personnel and facilities, to the extent necessary to enable the Informational Systems Conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the Contracts of outside data, item and other processing contractors or other third-party vendors to which First Choice or any First Choice Subsidiary is bound, if requested to do so by Enterprise, to the extent permitted by such Contracts; provided, that First Choice shall not be required to take any action under this Section 5.16 that, after consultation with Enterprise regarding First Choice’s concerns in the matter, is reasonably likely to prejudice or adversely affect in any material respect its rights under any such Contracts in the event the Closing does not occur. First Choice shall pay any reasonable out of pocket expenses due third parties incurred in connection with the actions described in this Section 5.16. Such access as contemplated by this Section 5.16 shall be conducted by Enterprise in a manner which does not adversely affect the normal operations of First Choice or First Choice Bank and neither First Choice nor First Choice Bank shall be required to provide access to or disclose information (i) which would jeopardize the attorney-client privilege of First Choice or First Choice Bank or contravene any binding Contract entered into prior to the date of this Agreement or any Law, Order or fiduciary duty, (ii) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, a Superior Proposal, a First Choice Subsequent Determination or any matters related thereto, or (iii) except as otherwise provided in this Agreement, related to First Choice’s or First Choice Bank’s directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’, or other representatives’, consideration of, or deliberations regarding, the transactions contemplated by this Agreement.

Section 5.17 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Enterprise, directly or indirectly, the right to control or direct the operations of First Choice or First Choice Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give First Choice, directly or indirectly, the right to control or direct the operations of Enterprise or Enterprise Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of First Choice and Enterprise shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.18 Environmental Matters.

(a)  Phase I Assessments. For any First Choice Leased Property which is identified by Enterprise within twenty (20) days of this Agreement, Enterprise may, at its sole cost and expense, obtain, within sixty (60) days after the date of such notice, written reports of a Phase I ESA for, and of the presence or absence of asbestos-containing material (“ACM”) at, each such property, prepared by an environmental consultant or consultants experienced in performing Phase I ESAs of, and in investigating for ACM at, such real property (“Environmental Consultant”) and reasonably acceptable to First Choice. Each Phase I ESA and report on ACM (an “ACM report”) shall be delivered in counterparts to Enterprise and First Choice. The Environmental Consultant will include customary language allowing both Enterprise and First Choice to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I ESA to First Choice and Enterprise for review and comment prior to the finalization of such report. Notwithstanding the foregoing, except as set forth in this Section, neither Enterprise nor the Environmental Consultant will conduct or cause to be conducted any invasive, intrusive or destructive inspections or other sampling or testing on the First Choice Leased Property, including, without limitation, of the air, soil, soil gas, vapors, surface water, groundwater, building materials or other environmental media, thereon.

(b)  Phase II Assessments. In the event any Phase I ESA or ACM report (including a Phase I ESA that First Choice or any First Choice Subsidiary caused to be performed within one (1) year prior to the date of this Agreement) discloses that property subject to such Phase I ESA or ACM report may be impacted or have its use restricted by any Recognized Environmental Condition or Historical Recognized Environmental Condition (as each term is defined by ASTM E1527-13), any PFAS, or any ACM for which First Choice or any First Choice Subsidiary would be liable before the Effective Time and which, in the good faith reasonable belief of Enterprise, would result in a material liability to the Surviving Entity or EB&T (as the surviving bank in the Bank Merger) following the Effective Time and as such warrants further review or investigation, Enterprise shall give notice of the same (a “Phase I Notice”) to First Choice no later than five (5) Business Days following Enterprise’s receipt of the relevant Phase I ESA and ACM report. First Choice may then, in its sole and absolute discretion and without any obligation whatsoever to do so, within an additional twenty (20) day period, retain the Environmental Consultant to conduct a Phase II environmental site assessment in accordance with ASTM Standard E1903-11 (“Phase II ESA”) of, and to sample for ACM at, the relevant property or facility; provided, however, that such Phase II ESA and sampling for ACM shall be completed, and a written report of the Phase II ESA and of the analytical results of any sampling for ACM prepared, no later than sixty (60) days after First Choice receives from Enterprise the Phase I Notice for the relevant property; and provided further, that with respect to any First Choice Leased Property, First Choice will use Commercially Reasonable Efforts to obtain the relevant property owner’s consent for such Phase II ESA. Enterprise acknowledges and understands that such consent may not be able to be obtained. The scope of the Phase II ESA and of any sampling for ACM shall be mutually determined by Enterprise and First Choice in their reasonable discretion after consultation with the other party, and all reasonable costs and expenses associated with such Phase II ESA and ACM sampling and associated reports shall be borne by Enterprise. First Choice shall provide copies of the draft and final Phase II ESA and ACM reports, if any, to Enterprise promptly following the receipt of any such report(s) by First Choice.

(c)  Remediation Estimates. In the event any Phase II ESA or ACM report confirms the presence of any ACM or of environmental contamination, including, without limitation, a release or threat or release from an abandoned underground storage tank or the presence of other Hazardous Substances, in each case present in concentrations above applicable standards under applicable Environmental Laws or that, based on the reasonable determination of the Environmental Consultant, would, or would reasonably be expected to, threaten human health or the environment, or if First Choice chooses not to conduct Phase II ESA and ACM report as reasonably requested by Enterprise pursuant to Section 5.18(b), Enterprise may elect to require First Choice to obtain, prior to the Closing Date and as soon as reasonably practical but in no event more than sixty (60) days after Enterprise receives the relevant Phase I ESA, Phase II ESA, or ACM report, and at First Choice’s sole cost and expense, from the Environmental Consultant or another nationally recognized contractor mutually acceptable to the parties, a written good faith estimate of the minimum cost and expense necessary to further investigate, remediate, cleanup, abate, restore, remove and otherwise address such Recognized Environmental Condition, Historical Recognized Environmental Condition, ACM or environmental contamination to the extent required by and in accordance with Environmental Laws and, to the extent required, to the satisfaction of any relevant Governmental Authority, assuming the continued commercial use of the relevant property and employing risk-based remedial standards and institutional controls where applicable (a “Remediation Estimate”). First Choice shall provide to Enterprise any Remediation Estimate requested within five (5) business days of First Choice’s receipt thereof. First Choice shall, upon Enterprise’s reasonable request, cause all Remediation Estimates to be updated through the Closing Date.

(d)  Remediation Estimate Adjustment. Should the sum of all Remediation Estimates (to the extent the costs reflected in such estimates will or are reasonably expected to be incurred by First Choice or any First Choice Subsidiary, and taking into account any tax credits, deductions or benefits or insurance coverage or contributions by landlords or other third parties, in each case, that the parties agree is reasonably likely to be available to First Choice or any First Choice Subsidiary in connection with the incurrence of such costs) (such sum, the “Aggregate Remediation Estimate”) exceeds $3,000,000 in the aggregate (the “Remediation Deductible”), Enterprise may elect by written notice to adjust the original Exchange Ratio to a number equal to 0.6603 (i.e., the original Exchange Ratio), minus the Remediation Estimate Adjustment. The “Remediation Estimate Adjustment” is a number equal to the quotient, (A) the numerator of which is the product of (i) the amount by which the Aggregate Remediation Estimate exceeds the Remediation Deductible and (ii) 0.75 (i.e., 1 – a 25% tax rate), and (B) the denominator of which is the product of (i) 11,824,487 (i.e., the issued and outstanding shares of First Choice Common Stock as of March 31, 2021) and (ii) the Initial VWAP. An example of the calculation of the Remediation Estimate Adjustment and the resulting adjusted Exchange Ratio is set forth in Schedule 3.

(e)  Cooperation. Notwithstanding anything in this Section 5.18 to the contrary, First Choice shall keep Enterprise reasonably apprised of all activities and actions contemplated by this Section 5.18, and First Choice and Enterprise shall cooperate fully with one another with respect to the matters required by this Section 5.18.

Section 5.19 Certain Litigation. First Choice shall promptly advise Enterprise orally and in writing of any actual or threatened Legal Proceeding against First Choice and/or the members of the First Choice Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. First Choice shall: (i) permit Enterprise to review and discuss in advance, and consider in good faith the views of Enterprise in connection with, any proposed written or oral response to such Legal Proceeding; (ii) furnish Enterprise’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such Legal Proceeding; (iii) consult with Enterprise regarding the defense or settlement of any such Legal Proceeding, give due consideration to Enterprise’s advice with respect to such Legal Proceeding and not settle any such Legal Proceeding prior to such consultation and consideration; provided, however, that First Choice shall not settle any such Legal Proceeding if such settlement requires the payment of money damages, without the written consent of Enterprise (such consent not to be unreasonably withheld or delayed) unless the payment of any such damages by First Choice is reasonably expected by First Choice, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by First Choice) under First Choice’s existing director and officer insurance policies, including any tail policy.

Section 5.20 Director Matters; Board Packages. First Choice shall use Commercially Reasonable Efforts to cause to be delivered to Enterprise resignations of all the directors of First Choice and First Choice Subsidiaries, such resignations to be effective as of the Effective Time. First Choice shall distribute by electronic email or otherwise make available a copy of any First Choice or First Choice Bank board package, including the agenda, any draft minutes and any reports (including any internal management financial control reports showing actual financial performance against plan and previous period, and reports relating to financial performance and risk management), to Enterprise as soon as practicable after the time in which it distributes a copy of such package to the First Choice Board and board of directors of First Choice Bank, as the case may be (and in any event at least two Business Days prior to the board meeting for which the board package relates); provided, however, that First Choice shall not be required to disclose to Enterprise any documents (a) which would jeopardize the attorney-client privilege of First Choice or First Choice Bank or contravene any binding Contract entered into prior to the date of this Agreement or any Law, Order or fiduciary duty, (b) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, a Superior Proposal, a First Choice Subsequent Determination or any matters related thereto, or (c) except as otherwise provided in this Agreement, related First Choice’s or First Choice Bank’s directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’, or other representatives’, consideration of, or deliberations regarding, the transactions contemplated by this Agreement.

Section 5.21 Coordination.

(a)  Prior to the Effective Time, senior officers of First Choice and Enterprise shall meet from time to time as Enterprise may reasonably request, not less frequently than monthly, to prepare the parties for integration of the operations of First Choice and First Choice Bank with Enterprise and EB&T and to review the financial and operational affairs of First Choice and First Choice Subsidiaries, and First Choice shall give due consideration to Enterprise’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Enterprise nor EB&T shall, under any circumstance, be permitted to exercise control of First Choice or any First Choice Subsidiary prior to the Effective Time. First Choice shall permit representatives of Enterprise to be onsite at First Choice to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b)  First Choice shall, consistent with GAAP and regulatory accounting principles, use Commercially Reasonable Efforts to adjust, at Enterprise’s reasonable request, internal control procedures which are consistent with Enterprise’s and EB&T’s current internal control procedures to allow Enterprise to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

(c)  Enterprise and First Choice shall reasonably cooperate (i) to minimize any potential adverse impact to Enterprise under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to take reasonable steps to maximize potential benefits to Enterprise and Enterprise Subsidiaries under Section 382 of the Code in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the Code, the rules and regulations of the SEC and applicable banking Laws.

(d)  Following the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b) and prior to the Effective Time, First Choice shall, upon Enterprise’s reasonable request, introduce Enterprise and its representatives to suppliers of First Choice and First Choice Subsidiaries for the purpose of facilitating the integration of First Choice and its business into that of Enterprise. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), each party shall, upon the reasonable request of the other party, introduce the other party and its representatives to its customers and those of its Subsidiaries for the purpose of facilitating the integration of First Choice and its business into that of Enterprise. Any interaction between Enterprise and First Choice and any of their Subsidiaries’ customers and suppliers shall be coordinated by the parties and no discussions, meetings or communications between a party’s customers and suppliers shall occur without the presence of a representative of, or the prior written approval of, such party.

(e)  First Choice Bank shall execute such certificates or articles of combination and such other documents and certificates as may be requested by Enterprise to effectuate the Bank Merger.

Section 5.22 Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of First Choice and Enterprise, and their respective Subsidiaries, Affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto acknowledges and agrees that it will not use the non-public, proprietary and/or confidential information received by it pursuant to this Agreement and in connection with the transactions contemplated by this Agreement in violation of this Agreement or any other agreements related to the transactions contemplated by this Agreement, unless such information has been made available to the public generally by the owner thereof or such party is required to disclose such information by a Governmental Authority; provided, however, that a party may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with the Agreement or the transactions contemplated by this Agreement or (ii) to any existing or prospective Affiliate, partner, member, shareholder, or wholly-owned Subsidiary of such party in the Ordinary Course of Business, provided, that such party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information.

Section 5.23 Closing Date Share Certification. At least two (2) Business Days prior to the Closing Date, First Choice shall deliver to Enterprise the Closing Date Share Certification.

Section 5.24 First Choice Bank and EB&T Approval. Simultaneously with the execution of this Agreement, First Choice, as the sole shareholder of First Choice Bank, shall approve this Agreement and the Bank Merger (the “First Choice Bank Shareholder Approval”), and (b) Enterprise, as the sole shareholder of EB&T, shall approve this Agreement and the Bank Merger (the “EB&T Shareholder Approval”) to be effective after the Effective Time.

Section 5.25 Title Insurance. For each First Choice Owned Property, improved or vacant, whether for First Choice or First Choice Subsidiary operations or branches, or acquired through foreclosure or deed in lieu thereof, First Choice will provide an ALTA Owner’s Policy of Title Insurance, with customary endorsements and without exception for survey, together with a title report or commitment showing any matters of title recorded against the subject property from the date of issuance of the applicable title insurance policy through a date no earlier than fifteen (15) days prior to Closing. In the event that there is no existing title insurance policy for a particular property, for each such property, First Choice will provide a new ALTA Owner’s Policy of Title Insurance, with an insured value no less than the value therefor disclosed in the appraisals provided to Enterprise, with customary endorsements and without exception for survey or matters within the Knowledge of First Choice as of the policy date.

ARTICLE VI.
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Enterprise and First Choice to consummate the Merger are subject to the fulfillment, or, to the extent permitted by applicable Law, written waiver by Enterprise or First Choice, prior to the Closing Date of each of the following conditions:

(a)  Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite First Choice Shareholder Approval and the Requisite Enterprise Shareholder Approval.

(b)  Regulatory Approvals; No Burdensome Condition. All Closing Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. No Governmental Authority shall have imposed any term, condition or restriction upon Enterprise or any Enterprise Subsidiary that is a Burdensome Condition.

(c)  No Injunctions or Restraints; Illegality. No Order preventing the consummation of any of the transactions contemplated hereby shall be in effect. No Law or Order shall have been enacted, entered into, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d)  Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.

(e)  Tax Opinions Relating to the Merger. Enterprise and First Choice, respectively, shall have received opinions from Holland & Knight LLP and Duane Morris LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to First Choice and Enterprise, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for United States federal income Tax purposes as a 368 Reorganization and that each of Enterprise and First Choice will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering their opinions, Holland & Knight LLP and Duane Morris LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of First Choice and Enterprise, in form and substance reasonably acceptable to such counsel.

(f)  Listing. The shares of Enterprise Common Stock to be issued to the non-dissenting holders of First Choice Common Stock upon consummation of the Merger shall have been authorized for listing on Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted), subject to official notice of issuance.

Section 6.02 Conditions to Obligations of First Choice. The obligations of First Choice to consummate the Merger also are subject to the fulfillment, or written waiver by First Choice, prior to the Closing Date of each of the following conditions:

(a)  Representations and Warranties. The representations and warranties of Enterprise and EB&T set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. First Choice shall have received a certificate dated as of the Closing Date, signed on behalf of Enterprise and EB&T by an executive officer of Enterprise or EB&T, as applicable, to such effect.

(b)  Performance of Obligations of Enterprise. Enterprise and EB&T shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and First Choice shall have received a certificate, dated as of the Closing Date, signed on behalf of Enterprise by its Chief Executive Officer or Chief Financial Officer and signed on behalf of EB&T by its Chief Executive Officer or Chief Financial Officer, to such effect.

(c)  No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect with respect to Enterprise or EB&T and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in a Material Adverse Effect with respect to Enterprise or EB&T.

(d)  First Choice Director. The First Choice Director shall become a member of the Enterprise Board as of the Effective Time.

(e)  Consideration. First Choice shall have received evidence reasonably satisfactory to First Choice that Enterprise has deposited, or cause to be deposited, with the Exchange Agent (i) stock certificates or, evidence of shares in book entry form, representing the number of shares of Enterprise Common Stock issuable as Stock Consideration, and (ii) cash in an amount sufficient to pay the Option Consideration and payments in lieu of fractional shares.

Section 6.03 Conditions to Obligations of Enterprise. The obligations of Enterprise to consummate the Merger are subject to the fulfillment, or written waiver by Enterprise, prior to the Closing Date of each of the following conditions:

(a)  Representations and Warranties. The representations and warranties of First Choice and First Choice Bank set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the Closing Date. Enterprise shall have received a certificate dated as of the Closing Date, signed on behalf of First Choice and First Choice Bank by an executive officer of First Choice or First Choice Bank, as applicable, to such effect.

(b)  Performance of Obligations of First Choice. First Choice and First Choice Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Enterprise shall have received a certificate, dated the Closing Date, signed on behalf of First Choice by First Choice’s Chief Executive Officer and Chief Financial Officer and on behalf of First Choice Bank by its Chief Executive Officer and Chief Financial Officer, to such effect.

(c)  No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect with respect to First Choice or First Choice Bank and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have in a Material Adverse Effect with respect to First Choice or First Choice Bank.

(d)  Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the number of shares of First Choice Common Stock issued and outstanding immediately prior to the Closing Date.

Section 6.04 Frustration of Closing Conditions. Neither Enterprise nor First Choice may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations hereunder.

ARTICLE VII.
TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)  Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Enterprise and First Choice.

(b)  No Regulatory Approval. By Enterprise or First Choice in the event any Closing Regulatory Approval (i) shall have been denied by final, non-appealable action by the applicable Governmental Authority or an application therefor shall have been withdrawn at the request of the applicable Governmental Authority, (ii) any Closing Regulatory Approval includes a Burdensome Condition, or (iii) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining or enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.01(b) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement.

(c)  Reduced Valuation. By First Choice by delivering written notice to Enterprise at any time during the five (5) Trading Day period commencing on the Determination Date if both of the following conditions are satisfied: (i) the Average VWAP as of the Trading Day immediately preceding Determination Date is less than 0.80 of the Initial VWAP (such Average VWAP, the “Triggering VWAP”); and (ii) the quotient obtained by dividing the Triggering VWAP by the Initial VWAP (rounding to four decimal places) is less than the quotient obtained by dividing the Final Index Price by the Initial Index Price (rounded to four decimal places) (such quotient, the “Index Ratio”), and then subtracting 0.20 from the Index Ratio; provided, however, that if First Choice elects to terminate pursuant to this Section 7.01(c) and provides such written notice to Enterprise, then within two (2) Business Days following Enterprise’s receipt of such notice, Enterprise may elect by written notice to First Choice to reinstate the Merger and the other transactions contemplated by this Agreement and adjust the Exchange Ratio to equal a number equal to the lesser of (1) a quotient (rounded to the nearest one-thousandth), the numerator of which is 0.80 of the Initial VWAP, multiplied by the Exchange Ratio, and the denominator of which is the Triggering VWAP and (2) a quotient (rounded to the nearest one-thousandth), the numerator of which is 0.80 of the Initial VWAP, multiplied by the Exchange Ratio, and the denominator of which is the Triggering VWAP, and then multiplying such quotient by the Index Ratio. An example of the calculations used to determine whether the two conditions set forth in clauses (i)-(ii) above have been satisfied (assuming no adjustment to the Exchange Ratio under Section 5.18(d)) is set forth in Schedule 4. If Enterprise makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 7.01(c) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted). If Enterprise, during such time as it belongs to the Index, declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Enterprise Common Stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the Enterprise Common Stock shall be proportionately and appropriately adjusted for the purpose of applying this Section 7.01(c).

(d)  No Shareholder Approval. By either Enterprise or First Choice (provided, in the case of First Choice, that it shall not be in breach of any of its obligations under Section 5.04, and, in the case of Enterprise, that it shall not be in breach of any of its obligations under Section 5.05), if the Requisite First Choice Shareholder Approval or Requisite Enterprise Shareholder Approval, as applicable, shall not have been obtained by reason of the failure to obtain the Requisite First Choice Shareholder Approval at the First Choice Meeting or the Requisite Enterprise Shareholder Approval at the Enterprise Meeting, as applicable.

(e) Breach of Representations and Warranties.

(i)  By Enterprise (provided, that neither Enterprise nor EB&T is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that First Choice would be entitled not to consummate this Agreement) if there shall have been a breach of any representation or warranty by First Choice or First Choice Bank, which breach, either individually or in the aggregate with any other breaches by First Choice or First Choice Bank, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.03(a) to be satisfied, and which breach is not cured within thirty (30) days after receipt by First Choice of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.

(ii)  By First Choice (provided, that neither First Choice nor First Choice Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Enterprise would be entitled not to consummate this Agreement) if there shall have been a breach of any representation or warranty by Enterprise or EB&T, which breach, either individually or in the aggregate with any other breaches by Enterprise or EB&T, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Enterprise of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.

(f)  Breach of Covenants.

(i)  By Enterprise (provided, that neither Enterprise nor EB&T is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that First Choice would be entitled not to consummate this Agreement) if there shall have been a material breach of any covenant or agreement set forth in this Agreement by First Choice or First Choice Bank, which breach, either individually or in the aggregate with any other covenant breaches by First Choice or First Choice Bank, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.03(b) to be satisfied, and which breach is not cured within thirty (30) days after receipt by First Choice of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.

(ii)  By First Choice (provided, that neither First Choice nor First Choice Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Enterprise would be entitled not to consummate this Agreement) if there shall have been a material breach of any covenant or agreement set forth in this Agreement by Enterprise or EB&T, which breach, either individually or in the aggregate with any other covenant breaches by Enterprise or EB&T, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Enterprise of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.

(g)  Delay. By either Enterprise or First Choice if the Merger shall not have been consummated on or before December 31, 2021 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, if additional time is necessary in order to obtain any Closing Regulatory Approvals, the Expiration Date shall be automatically extended for one additional three-month period.

(h) First Choice Failure to Recommend; Etc. In addition to and not in limitation of Enterprise’s termination rights under Section 7.01(e)(i), by Enterprise prior to the Requisite First Choice Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.11 and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (ii) the First Choice Board (or any committee thereof) makes a First Choice Subsequent Determination.

(i)  Superior Proposal. By First Choice, at any time prior to the Requisite First Choice Shareholder Approval being obtained, in the event that the First Choice Board (or any committee thereof) makes a First Choice Subsequent Determination with respect to a Superior Proposal; provided, that First Choice has complied with all of its obligations under Section 5.11.

Section 7.02 Termination Fee; Liquidated Damages.

(a) In recognition of the efforts, expenses and other opportunities foregone by Enterprise while structuring and pursuing the Merger, First Choice shall pay to Enterprise a termination fee equal to $16,800,0001 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Enterprise in the event of any of the following: (i) in the event Enterprise terminates this Agreement pursuant to Section 7.01(h), First Choice shall pay Enterprise the Termination Fee within two (2) Business Days after receipt of Enterprise’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the First Choice Board or has been made directly to First Choice shareholders generally (and not withdrawn) and (a) thereafter this Agreement is terminated by either Enterprise or First Choice pursuant to Section 7.01(d) or Section 7.01(g) (without the Requisite First Choice Shareholder Approval or the Requisite Enterprise Shareholder Approval having been obtained) or if this Agreement is terminated by Enterprise pursuant to Section 7.01(e)(i) or Section 7.01(f)(i), and (b) prior to the date that is twelve (12) months after the date of such termination, First Choice enters into any agreement to consummate, or consummates an Acquisition Transaction (and such Acquisition Transaction relates to the same Acquisition Proposal as that referred to above), then First Choice shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Enterprise the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Transaction to “twenty percent (20%)” shall instead refer to “fifty percent (50%)”.

(b) The parties hereto agree and acknowledge that if Enterprise terminates this Agreement pursuant to Section 7.01(e)(i) or Section 7.01(f)(i) by reason of First Choice’s or First Choice Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(e)(i) or Section 7.01(f)(i) that is not timely cured as provided in such sections, the actual damages sustained by Enterprise, including the expenses incurred by Enterprise preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Enterprise being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that First Choice shall pay a reasonable estimate of the amount of such damages, which the parties agree is $1,500,000, as liquidated damages to Enterprise, which payment is not intended as a penalty, within two (2) Business Days after Enterprise’s notification of such termination. Any payment made under this Section 7.02(b) shall reduce on a dollar-for-dollar basis any payment that may be due under Section 7.02(a).

1 Note to Draft: Amount to equal +/-4.25% of implied transaction value based on Enterprise’s closing price as of the Trading Day immediately preceding the signing date.

(c)  The parties hereto agree and acknowledge that if First Choice terminates this Agreement pursuant to Section 7.01(e)(ii) or Section 7.01(f)(ii) by reason of Enterprise’s or EB&T’s material breach of the provisions of this Agreement contemplated by Section 7.01(e)(ii) or Section 7.01(f)(ii) that is not timely cured as provided in such sections, the actual damages sustained by First Choice, including the expenses incurred by First Choice preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of First Choice being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Enterprise shall pay a reasonable estimate of the amount of such damages, which the parties agree is $1,500,000, as liquidated damages to First Choice, which payment is not intended as a penalty, within two (2) Business Days after First Choice’s notification of such termination.

(d)  First Choice and Enterprise each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due under this Section 7.02, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of the other party (including reasonable legal fees and expenses) reasonably incurred in connection with such suit.

(e)  Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if First Choice pays or causes to be paid to Enterprise the Termination Fee in accordance with Section 7.02(a), or, if applicable, the liquidated damages payment in accordance with Section 7.02(b), none of First Choice, First Choice Bank, or any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of First Choice or First Choice Bank, will have any further obligations or liabilities to Enterprise or EB&T with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Enterprise’s sole and exclusive remedy against First Choice, First Choice Bank and their respective Affiliates, representatives or successors in interest. For the avoidance of doubt, the parties agree that the fee payable under Section 7.02(a) shall not be required to be paid more than once. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Enterprise pays or causes to be paid to First Choice the liquidated damages payment in accordance with Section 7.02(c), none of Enterprise, EB&T, or any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Enterprise or EB&T, will have any further obligations or liabilities to First Choice with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be First Choice’s sole and exclusive remedy against Enterprise, EB&T and their respective Affiliates, representatives or successors in interest.

Section 7.03 Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(d); provided, that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.03 and Section 5.22, Section 7.02, Section 9.03 and Section 9.04 shall survive any termination hereof pursuant to Section 7.01.

ARTICLE VIII.
DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“368 Reorganization” has the meaning set forth in the preamble to this Agreement.

“ACM” has the meaning set forth in Section 5.18(a).

“ACM Report” has the meaning set forth in Section 5.18(a).

“Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Enterprise), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

“Acquisition Transaction” means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving First Choice or any First Choice Subsidiary; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of First Choice or First Choice Subsidiaries representing, in the aggregate, twenty percent (20%) or more of the assets of First Choice and First Choice Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of First Choice; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of First Choice; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Remediation Estimate” has the meaning set forth in Section 5.18(a).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than First Choice and First Choice Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.

“ASTM” has the meaning set forth in Section 5.01(b)(xxiii).

“ASTM Standard” has the meaning set forth in Section 5.01(b)(xxiii).

“Average VWAP” means, as of any specified date, the daily volume weighted average price of the Enterprise Common Stock on the Trading Market on which the Enterprise Common Stock is then listed or quoted as reported by S&P Global Market Intelligence for the twenty (20) consecutive Trading Days ending on such date.

“Bank Merger” has the meaning set forth in the preamble to this Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Book-Entry Shares” means any book-entry shares which, immediately prior to the Effective Time represented shares of First Choice Common Stock.

“Burdensome Conditions” has the meaning set forth in Section 5.08(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of California or the State of Missouri are authorized or obligated to close.

“CalEPA” means the California Environmental Protection Agency.

“CEQA” California Environmental Quality Act.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of First Choice Common Stock.

“Certificate of Merger” means a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.

“CFC” means the California Financial Code, as amended.

“CGCL” means the California General Corporation Law, as amended.

“Claim” has the meaning set forth in Section 5.12(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Closing Date Share Certification” means the certificate, delivered by an officer of First Choice on behalf of First Choice at the Closing, certifying the number of shares of First Choice Common Stock issued and outstanding immediately prior to the Effective Time.

“Closing Regulatory Approvals” means any Regulatory Approvals necessary to consummate the Merger.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided, that such Person is not required to expend funds or assume liability, debt, obligation, loss, damage, claim, cost or expenses (including reasonable attorneys’ fees), interest, penalties, amounts paid in settlement, Taxes, fines, judgements or assessments beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Continuing Employees” has the meaning set forth in Section 5.13(a).

“Contract” means any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, agreement, contract, arrangement, commitment or understanding or obligation of any kind, whether written or oral.

“Controlled Group Members” has the meaning set forth in Section 3.15(c).

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19, and any variations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Criticized Loans” has the meaning set forth in Section 3.22(b).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the fifth Trading Day immediately preceding the Closing Date (such fifth Trading Day to be determined by counting the Trading Day immediately preceding the Closing Date as the first Trading Day).

“DFPI” means the California Department of Financial Protection and Innovation.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning set forth in Section 2.06.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“EB&T” has the meaning set forth in the preamble to this Agreement.

“EB&T Shareholder Approval” has the meaning set forth in Section 5.24.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Enterprise” has the meaning set forth in the preamble to this Agreement.

“Enterprise 2020 Form 10-K” has the meaning set forth in Section 4.04(c).

“Enterprise 401(a) Plan” has the meaning set forth in Section 4.15(b).

“Enterprise Benefit Plans” has the meaning set forth in Section 4.15.

“Enterprise Board” has the meaning set forth in Section 1.03(a).

“Enterprise Common Stock” means the common stock, $0.01 par value per share, of Enterprise.

“Enterprise Controlled Group Members” has the meaning set forth in Section 4.15(c).

“Enterprise Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Enterprise Employees” has the meaning set forth in Section 4.15(a).

“Enterprise Intellectual Property” means the Intellectual Property owned by, used in or held for use in the conduct of the business of Enterprise and/or any of its Subsidiaries (as now conducted or presently proposed to be conducted).

“Enterprise Leased Property” means any real property leased as of the date of this Agreement by Enterprise or its Subsidiaries.

“Enterprise Material Contract” has the meaning set forth in Section 4.14(a).

“Enterprise Meeting” has the meaning set forth in Section 5.05.

“Enterprise Owned Property” means any real property owned as of the date of this Agreement by Enterprise or its Subsidiaries.

“Enterprise Recommendation” has the meaning set forth in Section 5.05.

“Enterprise Regulatory Agreement” has the meaning set forth in Section 4.17.

“Enterprise Reports” has the meaning set forth in Section 4.05(a).

“Environmental Consultant” has the meaning set forth in Section 5.18(a).

“Environmental Law” means any United States federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources, or (b) the handling, use, presence, disposal, release or threatened release to the environment of any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; (b) the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; (c) the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; (d) the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; (e) the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. § 11001, et seq.; (f) the Safe Drinking Water Act, as amended, 42 U.S.C. § 300f, et seq.; and (g) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.

“EnviroStor List” means the list compiled and maintained by the California Department of Toxic Substances Control pursuant to California Health & Safety Code § 25356(b)(1) and referred to as the Site Mitigation and Brownfields Reuse Program EnviroStor, or EnviroStor, database.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by Enterprise as soon as reasonably practicable after the date hereof (which may be Enterprise’s transfer agent), and reasonably acceptable to First Choice, pursuant to an agreement in form and substance reasonably acceptable to First Choice (the “Exchange Agent Agreement”), to act as agent for purposes of conducting the exchange and payment procedures described in Article 2.

“Exchange Agent Agreement” has the meaning set forth in the definition of “Exchange Agent”.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(c).

“Expiration Date” has the meaning set forth in Section 7.01(g).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.27.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Final Index Price” means the average of the closing price of the Index for the twenty (20) Trading Days immediately preceding the Determination Date.

“Financial Statements” has the meaning set forth in Section 3.06(a).

“First Choice” has the meaning set forth in the preamble to this Agreement.

“First Choice 2020 Form 10-K” has the meaning set forth in Section 3.05(c).

“First Choice 401(a) Plan” has the meaning set forth in Section 3.15(c).

“First Choice Bank” has the meaning set forth in the preamble to this Agreement.

“First Choice Bank Shareholder Approval” has the meaning set forth in Section 5.24.

“First Choice Benefit Plans” has the meaning set forth in Section 3.15(a).

“First Choice Board” means the Board of Directors of First Choice.

“First Choice Common Stock” means the common stock, no par value per share, of First Choice.

“First Choice Director” has the meaning set forth in Section 1.03(a).

“First Choice Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“First Choice Employees” has the meaning set forth in Section 3.15(a).

“First Choice Intellectual Property” means (i) the Intellectual Property owned by First Choice and/or any of its Subsidiaries, and (ii) the Licensed Business Intellectual Property.

“First Choice Investment Securities” means the investment securities of First Choice, First Choice Bank and their respective Subsidiaries.

“First Choice Leased Property” means any real property subject to a Lease.

“First Choice Loan” has the meaning set forth in Section 3.22(c).

“First Choice Loan Property” means any real property (including buildings or other structures) in which First Choice or any of its Subsidiaries holds a security interest or Lien in connection with a Loan.

“First Choice Material Contract” has the meaning set forth in Section 3.12(a).

“First Choice Meeting” has the meaning set forth in Section 5.04(a).

“First Choice Options” has the meaning set forth in Section 2.02(a).

“First Choice Owned Property” means any real property owned by First Choice or a First Choice Subsidiary, including, without limitation, any such real property that has been classified as OREO.

“First Choice Preferred Stock” means the serial preferred stock, no par value, of First Choice.

“First Choice Recommendation” has the meaning set forth in Section 5.04(b).

“First Choice Regulatory Agreement” has the meaning set forth in Section 3.13.

“First Choice Reports” has the meaning set forth in Section 3.06(a)

“First Choice Representatives” has the meaning set forth in Section 5.11(a).

“First Choice Stock” has the meaning set forth in Section 3.03(a).

“First Choice Stock Awards” has the meaning set forth in Section 2.02(b).

“First Choice Stock Plans” means all equity plans of First Choice or any Subsidiary, including the First Choice Bank 2005 Stock Option Plan and the First Choice Bank 2013 Omnibus Stock Incentive Plan.

“First Choice Subsequent Determination” has the meaning set forth in Section 5.11(b).

“FRB” means the Board of Governors of the Federal Reserve System.

“FRBank” means the Federal Reserve Bank of St. Louis.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.

“GLB Act” means the Gramm-Leach-Bliley Act of 1999, as amended.

“Governmental Authority” means any United States or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS, the SBA or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that are regulated or classified under any Environmental Law, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, flammables and explosives, mold, mycotoxins, particulate matter, microbial matter, airborne pathogens, and any PFAS. Hazardous Substance does not include substances present within a consumer product in an amount and concentration ordinarily and customarily used or stored for the purposes of cleaning or maintenance.

“Historical Recognized Environmental Condition” has the meaning set forth in Section 5.18(b).

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” has the meaning set forth in Section 5.12(a).

“Index” means the Nasdaq Bank Index.

“Index Ratio” has the meaning set forth in Section 7.01(c).

“Informational Systems Conversion” has the meaning set forth in Section 5.16.

“Initial Index Price” means 4,561.63, which is the average of the closing price of the Index for the twenty (20) Trading Days immediately preceding the date of this Agreement.

“Initial VWAP” means $49.63, which is the Average VWAP as of the Trading Day immediately preceding the date of this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.33.

“Intellectual Property” means with regard to a Person all intellectual property of that Person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, domain names, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals; (f) domain name registrations and active websites; and (g) social media accounts used or held for use.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

“Knowledge” means, with respect to First Choice and First Choice Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Section 3.01(a) of the First Choice Disclosure Schedule, and with respect to Enterprise or EB&T, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Section 4.01(a) of the Enterprise Disclosure Schedule.

“Law” means any United States federal, state, local, municipal or foreign law, statute, constitution, ordinance, rule, regulation, policy, guideline, code, agency requirement, Order, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Lease” and “Leases” have the meanings set forth in Section 3.30(b).

“Legal Proceeding” has the meaning set forth in Section 3.11(a).

“Letter of Transmittal” has the meaning set forth in Section 2.08(a).

“Licensed Business Intellectual Property” has the meaning set forth in Section 3.31(h).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which First Choice, First Choice Bank or any of their respective Subsidiaries is a party as obligee.

“Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that is material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (c) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally and any change in the value of deposits, borrowings or loan service rights associated therewith, (d) the effects of any action or omission taken by First Choice or any First Choice Subsidiary with the prior consent of Enterprise, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (e) the impact of the Agreement and the transactions contemplated hereby, including the impact of any public announcement thereof, on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, and any national or global epidemic, pandemic or disease outbreak (including COVID-19), or the worsening of such conditions threatened or existing as of the date of this Agreement; (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder); (h) any actual or threatened Legal Proceeding against First Choice and/or the members of the First Choice Board related to this Agreement and the disposition, adjudication or settlement thereof; and (i) natural disaster or other force majeure event; provided, further, that any effect, circumstance, occurrence or change referred to in clauses (a), (b), (c), and (f) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such effect, circumstance, occurrence or change has disproportionally affected First Choice and First Choice Subsidiaries or Enterprise and Enterprise Subsidiaries, as applicable, as compared to similarly situated participants in the banking industry. For the avoidance of doubt, any changes in any program administered by or related to the SBA under which First Choice participates, including, without limitation, any changes in any Laws applicable or relating thereto (or any interpretations of any such Laws), that would (A) eliminate or materially limit or impair the ability of First Choice or any First Choice Subsidiary to originate or service Loans under any such program, or (B) eliminate or materially limit or impair Loan guarantees under such program, whether on a prospective or retroactive basis, in each case shall be deemed a “Material Adverse Effect” with respect to First Choice and its Subsidiaries, taken as a whole.

“Maximum D&O Premium” has the meaning set forth in Section 5.12(b).

“Merger” has the meaning set forth in the preamble to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.03.

“Nasdaq” means The Nasdaq Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Notice of Determination” has the meaning set forth in Section 5.11(e).

“Notice Period” has the meaning set forth in Section 5.11(e).

“NPL” has the meaning set forth in Section 3.17(c).

“Option Consideration” has the meaning set forth in Section 2.02(a).

“Order” has the meaning set forth in Section 3.11(b).

“Ordinary Course of Business” means the ordinary course of business of First Choice and First Choice Subsidiaries (including First Choice Bank) or Enterprise and Enterprise Subsidiaries (including EB&T), as applicable, consistent with past practice, including with respect to frequency and amount in all material respects.

“OREO” means assets other real estate owned and other assets acquired by foreclosure or deed in lieu of foreclosure.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Permits” has the meaning set forth in Section 3.10(b).

“Permitted Liens” means (a) statutory Liens for amounts not yet due and payable or which are being contested in good faith; (b) easements, rights of way, restrictions, covenants and other similar encumbrances affecting title to real property which were disclosed by any title commitments, title insurance policies and/or surveys, site plans or maps delivered to the other party prior to the date hereof, and which do not, individually or in the aggregate, materially impair business operations at any such property as currently conducted; (c) recorded easements, rights of way, restrictions, covenants and other similar encumbrances that do not, individually or in the aggregate, materially impair business operations at such properties as currently conducted; (d) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable or which are being contested in good faith; and (e) Liens on First Choice Leased Property or Enterprise Leased Property (as applicable) placed on such property by the landlord or owner thereof.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.

“PFAS” means any perfluoroalkyl or polyfluoroalkyl substances.

“Phase I ESA” has the meaning set forth in Section 5.01(b)(xxiii).

“Phase I Notice” has the meaning set forth in Section 5.18(b).

“Phase II ESA” has the meaning set forth in Section 5.18(b).

“Plan of Bank Merger” means a plan of bank merger, in the form attached hereto as Exhibit B, between First Choice Bank and EB&T in a form to be agreed upon by the parties pursuant to which First Choice Bank will be merged with and into EB&T in accordance with the provisions of and with the effect provided in the Bank & Trust Companies Code of Missouri and the regulations promulgated thereunder.

“PPP” has the meaning set forth in Section 3.22(i).

“Privacy and Information Security Requirements” means (a) all applicable Laws imposing obligations or restrictions upon First Choice or any First Choice Subsidiary or Enterprise or any Enterprise Subsidiary with respect to the collection, use, disclosure, protection or disposal of records containing non-public personal information, such as, without limitation, the GLB Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Right to Financial Privacy Act, the California Financial Information Privacy Act, and the California Consumer Privacy Act, and similar state data privacy Laws, and (b) all applicable Laws mandating response and/or notice following the loss, theft, or misuse of non-public personal information, and (c) all obligations which First Choice or any First Choice Subsidiary or Enterprise or any Enterprise Subsidiary undertook by way of Contract with respect to the security, protection, privacy, collection, storage, use, disclosure, retention or transfer of personal information.

“Proxy Statement-Prospectus” means the joint proxy statement/prospectus of First Choice and Enterprise, together with any amendments and supplements thereto, to be delivered to holders of First Choice Common Stock and Enterprise Common Stock in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

“Recognized Environmental Condition” has the meaning set forth in Section 5.18(b).

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Enterprise in connection with the issuance of shares of Enterprise Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approvals” has the meaning set forth in Section 4.07.

“Remediation Deductible” has the meaning set forth in Section 5.18(d).

“Remediation Estimate” has the meaning set forth in Section 5.18(c).

“Remediation Estimate Adjustment” has the meaning set forth in Section 5.18(a).

“Requisite Enterprise Shareholder Approval” means the adoption of this Agreement by a vote of the minimum number of shares of Enterprise Common Stock required pursuant to the DGCL and Enterprise’s certificate of incorporation and bylaws to approve this Agreement and the Merger that are entitled to vote thereon at the Enterprise Meeting.

“Requisite First Choice Shareholder Approval” means the adoption of this Agreement by a vote of the minimum number of shares of First Choice Common Stock required pursuant to the CGCL and First Choice’s articles of incorporation and bylaws to approve this Agreement and the Merger that are entitled to vote thereon at the First Choice Meeting.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SBA” means the Small Business Administration.

“Schedule Supplement” has the meaning set forth in Section 5.10(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Specialty Customer” means any current or potential new customers or clients of First Choice Bank in a business or industry that would reasonably be expected to require enhanced due diligence, monitoring and oversight to ensure compliance with the Bank Secrecy Act and state and federal anti-money laundering Laws.

“Specialty Product” means any current or potential new product, platform, service or account that would reasonably be expected to require enhanced reporting, monitoring and oversight to ensure compliance with the Bank Secrecy Act and state and federal anti-money laundering Laws.

“Stock Consideration” has the meaning set forth in Section 2.03.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time, directly or indirectly, owned by such party. Any reference in this Agreement to a “First Choice Subsidiary” means, unless the context otherwise requires, First Choice Bank, any other Subsidiary of First Choice, and all Subsidiaries of First Choice Bank and such other Subsidiaries. Any reference in this Agreement to a “Enterprise Subsidiary” means, unless the context otherwise requires, EB&T, any other Subsidiary of Enterprise, and all Subsidiaries of EB&T and such other Subsidiaries. No entity that is or was acquired as a result of foreclosure or similar proceedings or in respect of a debt previously contracted will be treated as a Subsidiary.

“Superior Proposal” shall mean any bona fide, unsolicited written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction that (a) First Choice Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that would be more favorable to the shareholders of First Choice than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the First Choice Board, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto, the Termination Fee, and any adjustments to the terms and conditions of the Merger proposed by Enterprise in response to such Acquisition Proposal) and (b) is for 50% or more of the outstanding shares of First Choice Stock or all or substantially all of the assets of First Choice.

“Surviving Entity” has the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all United States federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Enterprise Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Triggering VWAP” has the meaning set forth in Section 7.01(c).

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreements” has the meaning set forth in the preamble.

ARTICLE IX.
MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.12 of this Agreement.

Section 9.02 Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision, provided, that such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the First Choice Meeting, no amendment shall be made which by Law requires further approval by the shareholders of Enterprise or First Choice without obtaining such approval.

Section 9.03 Governing Law; Waiver of Right to Trial by Jury; Process Agent.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Notwithstanding the foregoing, if any civil action, arbitration or other Legal Proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, Taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

Section 9.05 Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Enterprise or EB&T:	With a copy (which shall not constitute notice) to:

Enterprise Financial Services Corp	Holland & Knight, LLP
150 North Meramec	Cira Center
Clayton, MO 63105	2929 Arch Street, Suite 800
Attn: General Counsel	Philadelphia, PA 19104
Email: legaltracking@enterprisebank.com	Attn: Paul J. Jaskot
Email: paul.jaskot@hklaw.com

If to First Choice or First Choice Bank:	With a copy (which shall not constitute notice) to:

First Choice Bancorp	Duane Morris LLP
17785 Center Court Drive N., Suite 750	865 South Figueroa Street, Suite 3100
Cerritos, CA 90703	Los Angeles, CA 90017
Attn: Khoi D. Dang, EVP and General Counsel	Attn: S. Alan Rosen
Email: legal@firstchoicebankca.com	Email: ARosen@duanemorris.com

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.12 and shareholders of First Choice with respect to Article 2 and this Section 9.06, Enterprise and First Choice hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person or employees who might be affected by Section 5.13), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof, in the State of Delaware this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any federal or state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 9.09 Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties acknowledge and agree that if an unreasonable condition is imposed on a consent, such consent will be deemed to have been withheld.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d) Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Facsimile, documents executed, scanned and transmitted electronically, and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement may be executed through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on both parties the same as if it were physically executed.

Section 9.12 Disclosure Schedules. The First Choice Disclosure Schedule or the Enterprise Disclosure Schedule shall be deemed to be a part of this Agreement and are fully incorporated into this Agreement by reference. Any reference in a particular section or subsection of either the First Choice Disclosure Schedule or the Enterprise Disclosure Schedule shall only be deemed to be reference to, an exception to or modification of (or, as applicable, a disclosure for purposes of) (i) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding section or subsection of this Agreement and (ii) any other section or subsection of the First Choice Disclosure Schedule or the Enterprise Disclosure Schedule, as applicable (and accordingly any other representations, warranties or covenants of such party contained in the corresponding section or subsection of this Agreement), but only if the relevance of that reference as a modification of or exception to (or a disclosure for purposes of) such representations, warranties and covenants of the relevant party, whether or not an explicit cross-reference appears, if the applicability of such reference to the other section or subsection is reasonably apparent on the face of such disclosure. The mere inclusion of an item in either the First Choice Disclosure Schedule or the Enterprise Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed to be an admission or evidence that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

Section 9.13 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ENTERPRISE FINANCIAL SERVICES CORP

By:	/s/ James B. Lally
James B. Lally President and Chief Executive Officer

enterprise bank & trust

By:	/s/ Scott Goodman
Scott Goodman President

FIRST CHOICE BANCORP

By:	/s/ Robert M. Franko
Robert M. Franko Chief Executive Officer

FIRST CHOICE BANK

By:	/s/ Robert M. Franko
Robert M. Franko Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of April 26, 2021, is made and entered into between the undersigned shareholder (“Shareholder”) of First Choice Bancorp, a California corporation (“First Choice”), and Enterprise Financial Services Corp, a Delaware corporation (“Enterprise”).

WHEREAS, concurrently with the execution of this Agreement, First Choice, First Choice Bank, a California corporation and wholly-owned subsidiary of First Choice, Enterprise and Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Enterprise, will enter into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of First Choice with and into Enterprise;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Enterprise has required that Shareholder execute and deliver this Agreement; and

WHEREAS, in order to induce Enterprise and as additional consideration to Enterprise to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of voting common stock, no par value, of First Choice (“First Choice Common Stock”) owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of First Choice Common Stock acquired pursuant to Section 8 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Shareholder. Shareholder represents and warrants to Enterprise that:

(a)

(i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)	Shareholder does not beneficially own any shares of First Choice Common Stock other than (i) the Original Shares, (ii) any First Choice Stock Awards and (iii) any First Choice Options.
(c)	Shareholder has full voting power and full power of disposition, in each case with respect to the Original Shares.

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(d)

Shareholder has full legal capacity (and, if applicable, corporate, limited partnership or other organizational power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor’s rights and remedies generally.

(e)

None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.

(f)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement or Shareholder’s performance of his, her or its obligations hereunder.

(g)	There are no Legal Proceedings pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of Shareholder to perform his, her or its obligations under this Agreement.

3.	Agreement to Vote Shares. Except as expressly permitted under Section 5.10 of the Merger Agreement, Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of First Choice are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of First Choice):

(a)	in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of First Choice at which such matters are considered, at every adjournment or postponement thereof or in any other circumstances upon which their vote or other approval is sought; and

(b)	against (i) any Superior Proposal or any action which is a component of any Superior Proposal, (ii) any Acquisition Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Choice under the Merger Agreement or of Shareholder under this Agreement, (iv) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of First Choice’s conditions under the Merger Agreement and (v) a change in any manner to the voting rights of any class of shares of First Choice (including any amendments to the articles of incorporation or bylaws of First Choice).

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4.	Irrevocable Proxy. Shareholder hereby appoints Enterprise and any designee of Enterprise, and each of them individually, until termination of this Agreement pursuant to Section 10 hereof, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3 hereof. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

5.	No Solicitation of Transactions. Except as otherwise contemplated or permitted by the Merger Agreement, and subject to Section 11 hereof, Shareholder will not, directly or indirectly (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Enterprise or any Enterprise Subsidiary) any information or data with respect to First Choice or any First Choice Subsidiary or otherwise in furtherance of an Acquisition Proposal or (c) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.

6.	No Voting Trusts or Other Arrangement. Shareholder agrees that Shareholder will not, and will not permit any Person under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Enterprise. Shareholder and Enterprise intend that this Agreement not constitute a voting trust within the meaning of Section 706 of the California General Corporation Law.

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7.	Transfer, Exercise and Encumbrance. Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, (a) transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein, or (b) exercise (“Exercise”) any First Choice Options. Any attempted Transfer of Shares or any interest therein or Exercise of First Choice Options in violation of this Section 7 shall be null and void. This Section 7 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Enterprise, to be bound by all of the terms of this Agreement. Further, this Section 7 shall not prohibit a surrender of Shares to First Choice in connection with the vesting or settlement of First Choice Stock Awards and/or First Choice Options to satisfy any withholding for the payment of taxes incurred in connection with such vesting or settlement.

8.

Additional Shares. Shareholder agrees that all shares of First Choice Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of after the execution of this Agreement, including, without limitation, any First Choice Common Stock issued upon the exercise or conversion of any First Choice Stock Awards and/or First Choice Options, shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

9.	Waiver of Dissenters’ Rights. Shareholder hereby waives, and agrees not to assert or perfect, any rights of dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.
10.

Termination. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) the date of any mutual modification, waiver or amendment of the Merger Agreement that adversely affects the consideration payable to Shareholders of First Choice pursuant to the Merger Agreement as in effect as of the date hereof.

11.

Shareholder Capacity. Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer, as applicable, of First Choice or any of its subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising fiduciary duties as an officer or director to First Choice or its shareholders.

12.

No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Enterprise any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Enterprise shall not have any authority to direct Shareholder in the voting of the Shares, except as otherwise set forth herein.

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13.	Spousal Consent. If Shareholder is married on the date of this Agreement and resides in a communal property state, such Shareholder’s spouse shall execute and deliver to Enterprise a spousal consent in the form of Exhibit A hereto (“Spousal Consent”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Shareholder should marry or remarry subsequent to the date of this Agreement, such Shareholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Spousal Consent acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

14.

Specific Performance. Shareholder acknowledges that (a) irreparable damage would occur in the event that Shareholder fails to comply with any of its obligations contained in this Agreement, (b) every obligation of Shareholder herein is material, and (c) in the event of such failure, Enterprise will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that Enterprise shall be entitled to seek an injunction to prevent a breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Enterprise is entitled at law or in equity. Shareholder agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with Enterprise seeking or obtaining such injunctive relief.

15.

Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement, contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

16.	Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery to the email address specified below (without an “undeliverable” or similar confirmation of failed delivery), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Enterprise:

Enterprise Financial Services Corp

150 North Meramec

Clayton, MO 63105

Attn: General Counsel

Email: legaltracking@enterprisebank.com

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With a copy to:

Holland & Knight LLP

Cira Center

2929 Arch Street, Suite 800

Philadelphia, PA 19104

Attn: Paul J. Jaskot, Esq.

Email: paul.jaskot@hklaw.com

If to Shareholder, to the address or email set forth for Shareholder on the signature page hereof.

17. Miscellaneous.

(a)	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)	Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of California. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 17(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

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(c)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT ALLOWED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17(c).

(d)	In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

(e)	This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process. For the avoidance of doubt, the parties agree that the Spousal Consent (if applicable) may be executed via Electronic Signature and delivered in the same manner as this Agreement.

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(f)	Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)	All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)	The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by First Choice and Enterprise, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)	Neither party to this Agreement may assign any of its rights, interests or obligations under this Agreement without the prior written approval of the other party hereto. Any purported assignment in violation of this Section 17(i) shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

ENTERPRISE FINANCIAL SERVICES CORP:

By:
Name:	James B. Lally
Title:	President and Chief Executive Officer

SHAREHOLDER:

NAME:

By:
Name:
Title:

Beneficially owned by Shareholder as of the date of this
Agreement

Number of Shares: ___________________________
Number of First Choice Stock Awards (if any): _______
Number of First Choice Options (if any): ____________

Shareholder’s Address:________________________
__________________________________________
City/State/Zip Code: __________________________
Email:______________________________________

[Signature Page to Voting Agreement]

EXHIBIT A

Form of Spousal Consent

I, [●], [spouse/domestic partner] of [●], acknowledge that I have read the Voting Agreement, dated as of the date hereof, by and among [●] (“Shareholder”), shareholder of First Choice Bancorp (“First Choice”), a California corporation, and Enterprise Financial Services Corp, a Delaware corporation, to which this Spousal Consent (this “Consent”) is attached as Exhibit A (as the same may be amended or amended and restated from time to time, the “Agreement”), and that I understand the contents of the Agreement. I am aware that my [spouse/domestic partner] is a party to the Agreement and the Agreement contains provisions regarding the voting of Shares (as defined in the Agreement) of First Choice which my [spouse/domestic partner] may own, including any interest I might have therein.

I hereby consent to the execution by my [spouse/domestic partner] of the Agreement and agree that I and any interest, including any community property interest, that I may have in any Shares of First Choice subject to the Agreement shall be irrevocably bound by the Agreement including any voting or other obligations as set forth in the Agreement. I hereby irrevocably appoint my [spouse/domestic partner] as my attorney-in-fact and agent with respect to the exercise of any rights and obligations under the Agreement.

I agree that, in the event of divorce or the dissolution of my [marriage/partnership] to my present [spouse/domestic partner] or other legal division of property, I will transfer and sell, at the fair market value, to my [spouse/domestic partner] any and all interest I have or may acquire in First Choice, and I further agree that a court may award such entire interest to my [spouse/domestic partner] as part of any such legal division of property. The foregoing agreement is not intended as a waiver of any community property or other ownership interest I may have in the Shares of First Choice, but only as an agreement to accept other property or assets of substantially equivalent value as part of any property settlement agreement or other legal division of property upon divorce or the dissolution of my [marriage/partnership].

I agree not to directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any interest I may have in the Shares of First Choice or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any interest I may have in the Shares of First Choice, unless in connection with the above paragraph.

I agree not to bequeath my interest, if any, in the Shares of First Choice, by will, trust, or any other testamentary disposition to any person other than my current [spouse/domestic partner]. Further, the residuary clause in my will shall not include my interest, if any, in the Shares of First Choice.

This Consent shall be binding on my executors, administrators, heirs, and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this Consent.

I am aware that the legal, financial, and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right. I am under no disability or impairment that affects my decision to sign this Consent and I knowingly and voluntarily intend to be legally bound by this Consent. I consent to the delivery and transmission of this Consent (and the Voting Agreement, as applicable) by facsimile, by electronic mail, or by other electronic transmission, and to the use of portable document format (.pdf) or other electronic or facsimile format for this Consent and the Voting Agreement (as applicable). I agree that I will be legally bound by my Electronic Signature to this Consent (as such term is defined immediately below), and that my Electronic Signature shall be the legal equivalent of my manual signature. The term “Electronic Signature” means (a) my manual signature on this Consent, converted to facsimile or other digital form (such as a .pdf file) and sent from my customary email address, customary facsimile number, or other authenticated source mutually agreed-upon by me and my [spouse/domestic partner] or the designee of my [spouse/domestic partner]; or (b) my digital signature executed using the process provided by DocuSign Inc.

I am satisfied with the terms of this Consent and I understand and have received full disclosure of all the rights that I am agreeing to waive.

I hereby agree that my [spouse/domestic partner] may join in any future amendment, waiver, consent, or modification of the Agreement without any further signature, acknowledgment, agreement, or consent on my part or notice to me.

Dated to be effective on April 26, 2021.

___________________________________
[●]

Exhibit B

Form of Plan of Bank Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Plan of Bank Merger”), dated [●], 2021, is made by and between Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers (“EB&T”), and First Choice Bank, a California state-chartered commercial bank (“First Choice Bank”).

BACKGROUND

1. EB&T is a wholly-owned subsidiary of Enterprise Financial Services Corp, a Delaware corporation (“Enterprise”).

2. First Choice Bank is a wholly-owned subsidiary of First Choice Bancorp, a California corporation (“First Choice”).

3. Enterprise, EB&T, First Choice and First Choice Bank have entered into that certain Agreement and Plan of Merger dated April 26, 2021 (the “Holding Company Merger Agreement”) providing for the merger of First Choice with and into Enterprise, with Enterprise surviving such merger (the “Holding Company Merger”). Upon closing of the Holding Company Merger, EB&T and First Choice Bank will each be direct wholly-owned subsidiaries of Enterprise.

4. In accordance with Section 1.04 of the Holding Company Merger Agreement, Enterprise and First Choice intend to merge First Choice Bank with and into EB&T, with EB&T surviving the merger, immediately following or as promptly as practicable following the effectiveness of the Holding Company Merger.

5. Capitalized terms used in this Plan of Bank Merger that are not otherwise defined herein shall have the meanings given them in the Holding Company Merger Agreement.

In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America and the States of Missouri and California, EB&T and First Choice Bank, intending to be legally bound hereby, agree as follows:

ARTICLE I.
MERGER

Subject to the terms and conditions of this Plan of Bank Merger, and in accordance with the applicable laws and regulations of the United States of America and the States of Missouri and California, at the Effective Time (as that term is defined in Article VI hereof):

(a) First Choice Bank shall merge with and into EB&T, under the articles of association of EB&T;

(b) the separate existence of First Choice Bank shall cease; and

(c) EB&T shall be the surviving bank.

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Such transaction is referred to herein as the “Bank Merger,” and EB&T, as the surviving bank in the Bank Merger, is referred to herein as the “Surviving Bank.”

ARTICLE II.
NAME AND BUSINESS OF ASSOCIATION

The name of the Surviving Bank shall be “Enterprise Bank & Trust.” The business of the Surviving Bank shall be that of a Missouri state-chartered trust company with banking powers. This business shall be conducted by the Surviving Bank at its main office which shall be located at 150 North Meramec Avenue, Clayton, MO 63105, and its legally established branches and other facilities.

ARTICLE III.
ARTICLES OF ASSOCIATION AND BYLAWS

Section 3.01 Articles of Association.

On and after the Effective Time, the articles of association of EB&T, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of association of the Surviving Bank, until amended in accordance with applicable law, such articles of association, and the Surviving Bank’s bylaws.

Section 3.02 Bylaws.

On and after the Effective Time, the bylaws of EB&T, as in effect immediately prior to the Effective Time, shall automatically be and remain the bylaws of the Surviving Bank, until amended in accordance with applicable law, the Surviving Bank’s articles of association and such bylaws.

ARTICLE IV.
BOARD OF DIRECTORS AND OFFICERS

Section 4.01 Board of Directors.

(a) Immediately following the Effective Time, the directors of EB&T duly elected and holding office immediately prior to the Effective Time shall serve as directors of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law and the articles of association and bylaws of the Surviving Bank.

Section 4.02 Officers.

On and after the Effective Time, the officers of EB&T, duly elected and holding office immediately prior to the Effective Time, together with such officers as may be appointed from time to time, including former officers of First Choice Bank who have been offered and who have accepted positions of employment with EB&T, shall be the officers of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the Surviving Bank’s articles of association and the Surviving Bank’s bylaws.

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ARTICLE V.
CONVERSION OF SHARES

Section 5.01 EB&T Capital Stock.

Each share of EB&T capital stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of identical capital stock of the Surviving Bank.

Section 5.02 First Choice Bank Capital Stock.

Each share of First Choice Bank capital stock issued and outstanding immediately prior to the Effective Time shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE VI.
EFFECTIVE TIME AND DATE OF THE MERGER

The Bank Merger shall be effective at the time and on the date specified in the articles of merger filed with the Missouri Division of Finance (the “Effective Time”).

ARTICLE VII.
EFFECT OF THE MERGER

At the Effective Time, the separate existence of First Choice Bank shall cease, and all of the property (real, personal and mixed), rights, powers, duties and obligations of EB&T and First Choice Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE VIII.
AMENDMENT

This Plan of Bank Merger may be amended at any time prior to consummation of the Bank Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE IX.
CONDITIONS PRECEDENT

The obligations of First Choice Bank and EB&T hereunder shall be subject to (i) satisfaction at or prior to the Closing Date of each of the conditions set forth in Sections 6.01, 6.02 and 6.03, respectively, of the Holding Company Merger Agreement, unless waived by such party as provided in Section 9.02 of the Holding Company Merger Agreement, (ii) the approval of the Plan of Bank Merger by Enterprise and First Choice each in their capacity as sole shareholder of EB&T and First Choice Bank, respectively, and (iii) the closing of the Holding Company Merger provided for in the Holding Company Merger Agreement.

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ARTICLE X.
MISCELLANEOUS

Section 10.01 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Bank Merger.

Section 10.02 Notices. Any notice or other communication required or permitted under this Plan of Bank Merger shall be given, and shall be effective, in accordance with the provisions of Section 9.05 of the Holding Company Merger Agreement.

Section 10.03 Termination. The Plan of Bank Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Holding Company Merger Agreement in accordance with Section 7.01 thereof; provided, however, that any such termination of this Plan of Bank Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

Section 10.04 Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of First Choice Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Plan of Bank Merger, First Choice Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Plan of Bank Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of First Choice Bank or otherwise to take any and all such action.

Section 10.05 Captions. The headings of the several Articles herein are intended for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Bank Merger.

Section 10.06 Counterparts. For the convenience of the parties hereto, this Plan of Bank Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

Section 10.07 Governing Law. This Plan of Bank Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the State of Missouri.

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IN WITNESS WHEREOF, EB&T and First Choice Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

FIRST CHOICE BANK

By:
Name:	Robert M. Franko
Title:	Chief Executive Officer

ENTERPRISE BANK & TRUST

By:
Name:	Scott Goodman
Title:	President